Exhibit 28 (h) (2) (b) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

This Transfer Agency And Shareholder Services Agreement is made as of June 1, 2026 (“Effective Date”) by and between BNY Mellon Investment Servicing (US) Inc. (“BNY”), and each investment company listed on Schedule B (each, an “Investment Company” and collectively, the “Investment Companies”), each on its own behalf and on behalf of each Portfolio of each such Investment Company listed on Schedule B. Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Schedule A (Schedule A also contains an index of defined terms providing the location of all defined terms). The term “Agreement” shall mean this Transfer Agency And Shareholder Services Agreement as constituted on the Effective Date, and thereafter as it may be amended from time to time as provided for herein. All references to “Schedule B” herein mean Schedule B attached hereto as constituted on the Effective Date, and thereafter as it may be amended from time to time (deemed or in writing) pursuant to Section 16 or 19(l).

Background

Each Investment Company is registered as an open end management investment company under the 1940 Act and wishes to retain BNY to serve as its transfer agent, registrar, dividend disbursing agent and shareholder servicing agent, or, if applicable, to serve as the transfer agent, registrar, dividend disbursing agent and shareholder servicing agent for each of its Portfolios contained on Schedule B, and BNY wishes to furnish such services. The term “Fund” as used hereinafter in this Agreement means, as applicable, a particular Investment Company, if no Portfolios of the particular Investment Company are contained on Schedule B, or a particular Investment Company and each Portfolio of such Investment Company contained on Schedule B, where an Investment Company has such Portfolios, all and each considered in its individual and separate capacity.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fund and BNY, intending to be legally bound, hereby agree to the statements made in the preceding paragraphs and as follows:

1.       Appointment. The Fund hereby appoints BNY to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund and BNY accepts such appointments and agrees in connection with such appointments to furnish the services expressly set forth in Section 3. BNY shall be under no duty to provide any service to or on behalf of the Fund except as specifically set forth in Section 3 or as BNY and the Fund may specifically agree in a written amendment hereto. BNY shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider not engaged by BNY.

2.       Records. Data pertaining to the Fund which the Fund is obligated to keep as its books and records pursuant to Section 31(a) of the 1940 Act and which is held in the BNY System due to the services performed hereunder by BNY pursuant to Section 3 (“Fund Data”) shall be the property of the Fund. Upon the reasonable request of the Fund, BNY shall provide Authorized Persons with access to Fund Data at BNY’s facilities during BNY’s normal business hours in the format and on the equipment normally utilized by BNY and if reasonably requested during such visit provide printed output of the Fund Data at the Fund’s expense.

3.       Services. BNY shall provide the services specified in subsections (a) through (d) below commencing on the Service Effective Date, the services specified in subsection (e) below commencing on the Effective Date, and the services specified in subsection (f) as of the dates specified therein. BNY shall perform the services with reasonable care, skill, prudence and diligence, and in accordance with applicable law. The parties agree the service levels will be further described in a Service Level Description (“SLD”) to be established by BNY and the Fund.

(a)       General Services:

(1)       Services to be provided on an ongoing basis to the extent applicable to a particular Fund:

(i)       Establish new shareholder accounts and Share ownership registrations in accordance with new share ownership and account applications received in good order.

(ii)       If new share ownership and account applications are not received in good order, correspond to a commercially reasonable extent with the submitting persons to remediate such documentation into good order status;

(iii)       Make changes to Shareholder account information and Share ownership registrations in accordance with Shareholder instructions received in good order;

(iv)       Purchase Shares (subject to Section 3(a)(2) below), redeem Shares (subject to Section 3(a)(3) below), exchange Shares (subject to Section 3(a)(5) below) and transfer shares in accordance with the Fund’s Prospectus and instructions received in good order and reject any requests not received in proper order;

(v)       Direct payment processing of checks, ACH transfers and wire transfers;

(vi)       Provide shareholders and potential investors with toll free telephone access to a shareholder liaison staff having on-line access to Fund Data for telephone inquiries;

(vii)       Respond in a commercially reasonable manner and within a commercially reasonable period to written correspondence from shareholders to the extent reasonably permitted by Fund Data;

(viii)       Mail duplicate confirmations to broker dealers of their clients’ activity, whether executed through the broker dealer or directly with BNY;

(ix)       As reasonably requested by the Fund: provide periodic shareholder lists and statistics to the Fund in standard BNY System reports and certify shareholder lists;

(x)       Issue new Shares in uncertificated form and cancel share certificates when requested in writing by a shareholder;

(xi)       Provide industry-appropriate detailed data for underwriter/broker confirmations;

(xii)       Notify on a timely basis the Fund’s investment adviser, accounting agent, and custodian (“Fund Custodian”) of Share activity;

(xiii)       Perform other participating broker dealer shareholder services as may be agreed upon from time to time;

(xiv)       Calculate 12b-1 payments and such other fees, commissions, concessions and intermediary payables as the Fund and BNY shall reasonably agree, and remit such amounts to the applicable intermediaries;

(xv)       Record the issuance of Shares of the Funds and maintain a record of the total number of Shares of each Fund that are authorized, issued and outstanding;

(xvi)       Remediation Services, as required;

(xvii)        Perform certain administrative and ministerial duties relating to opening accounts, maintaining accounts, and processing transactions for shareholders or financial intermediaries that report transactions to the Funds through the NSCC;

(xviii)       Upon reasonable request, provide the Fund with such periodic and ad hoc reports, data extracts, and supporting information as the Fund may reasonably require to verify, validate, and reconcile asset positions, shareholder activity, and any fees or payments calculated or remitted by BNY, including without limitation average asset reports, position reports, and fee-calculation and payment-support files. Such information shall be provided in a reasonably usable format and within a commercially reasonable timeframe.

(2)       Purchase of Shares. BNY shall issue and credit an account of an investor, in accordance with the Fund’s Prospectus, once it receives:

(i)       A purchase order in good order; and

(ii)       Confirmation of the receipt of funds by BNY or the crediting of funds for such order to the Fund Custodian.

(3)       Redemption of Shares. BNY shall process instructions to redeem or transfer Shares in accordance with the following:

(i)       All instructions given to BNY regarding the transfer of Shares, the redemption of Shares or the disposition of redemption proceeds must conform to the Fund’s Prospectus, be accompanied by such documents as BNY reasonably determines to be appropriate to the particular transaction and to the extent the Shares are certificated the Shares must be tendered in proper form.

(ii)       BNY is authorized to delay or reject a transfer or redemption of Shares until it determines that the endorsement on the instructions is valid and genuine, that the requested transfer or redemption is legally authorized and otherwise complies with all applicable requirements in the Written Procedures, and that there is no basis to any adverse claims that may have been made regarding the Shares or the particular transfer or redemption, and BNY shall incur no liability for delaying or rejecting transfers or redemptions in accordance with the foregoing authorization.

(iii)       When Shares are redeemed, BNY shall deliver to the Fund Custodian and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by BNY reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)       BNY shall, upon receipt of the monies provided to it by the Fund Custodian for the redemption of Shares, pay such monies as are received from the Fund Custodian, all in accordance with the Written Procedures.

(v)       BNY shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by BNY or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(4)       Dividends and Distributions.

(A)       Upon receipt by BNY of Written Instructions containing all requisite information that may be reasonably requested by BNY, including payment directions and authorization, BNY shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash.

(B)       BNY shall issue Shares or pay dividends or distributions as provided for in Section 3(a)(4)(A), and pay proceeds of Share redemption transactions as provided for in Section 3(a)(3), after it deducts and withholds all amounts it reasonably determines to be appropriate under any applicable tax laws, rules or regulations or other laws, rules or regulations.

(C)       BNY shall (i) mail to the Fund’s shareholders such tax forms and other information, or permissible substitute forms or notices, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends and distributions by the Fund paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations

(D)       Notwithstanding any other provision of this Section 3(a)(4) or this Agreement, and for clarification: (i) BNY’s exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund (“19(a) Statement”) shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the text which is to be printed on the 19(a) Statement, to print such text on appropriate paper stock and to mail such document to shareholders, and (ii) BNY’s sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by a 19(a) Statement shall be to perform only the conduct expressly directed by Sections 3(a)(4)(A) through (C) and shall expressly exclude any duty associated with any determination of the appropriateness of, or the drafting or other preparation of the text to be printed on, a 19(a) Statement.

(5)       Shareholder Account Services. BNY may arrange, in accordance with the Fund’s Prospectus:

(i)       for issuance of Shares obtained through:

(A)       Any pre authorized check plan; and

(B)       Direct purchases through broker wire orders, checks and applications.

(ii)       for a shareholder’s:

(A)       Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

(B)       Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

(C)       Redemption of Shares from an account with a checkwriting privilege.

(6)       Communications to Shareholders.

(A)       BNY shall collect and print the data necessary for, and mail to Fund shareholders, the documents listed below and any other communications and documents that are reasonably related in the ordinary course of business to the other services performed by BNY hereunder:

(i)       Confirmations of purchases and redemptions of Fund Shares;

(ii)       Monthly or quarterly statements of account, as directed by the Fund, and annual statements of account;

(iii)       Dividend and distribution notices; and

(iv)       Year end information necessary for federal tax filings.

(B)       BNY shall print or mail to Fund shareholders, or both print and mail to Fund shareholders, such other documents or instruments as the Fund may reasonably request in Written Instructions, such as Prospectuses, periodic reports and other shareholder materials.

(7)       Records.

(A)       BNY shall maintain records of the accounts for each shareholder showing the following information to the extent received by BNY:

(i)       Name, address and United States Tax Identification or Social Security number;

(ii)       Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)       Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)       Any stop or restraining order placed against a shareholder’s account;

(v)       Any correspondence relating to the current maintenance of a shareholder’s account, including but not limited to, correspondence relating to complaints; and

(vi)       Information with respect to tax withholdings.

(B)       BNY shall maintain, and upon reasonable request provide to the Fund, the records required by Section 31(a) of the 1940 Act to be kept by the Fund with respect to the Services performed hereunder by BNY on behalf of the Fund, and shall keep such other records in connection with performing the Services as may be specified in the Written Procedures.

(8)       Lost or Stolen Certificates. BNY shall place a stop notice against any certificate reported to BNY to be lost or stolen and shall comply with the Securities Laws with respect to the reporting of such certificates. A new certificate shall be issued and registered only upon BNY’s receipt of the following, in a form approved in advance by BNY, properly completed and executed by the relevant shareholder:

(i)       Lost instrument bond or other indemnity bond issued by a surety company approved by BNY; and

(ii)       A release and indemnification agreement.

(9)       Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, BNY will notify the Fund and the Fund will on a timely basis issue instructions authorizing or denying such inspection access. Absent authorizing instructions from the Fund or legal process compelling access, BNY will deny access to Fund stock records upon such a request. Unless BNY has acted contrary to the Fund’s instructions, other than when such contrary action occurs pursuant to legal process, the Fund agrees to and does hereby release and indemnify BNY in accordance with Section 12 from any liability for refusal of permission for a particular shareholder to inspect the Fund’s records.

(10)       Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, BNY shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(11)       SEC Rule 17Ad-17 and State Escheatment Requirements.

(A)       BNY shall provide to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks. BNY shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Rule 17Ad-17”) and applicable state escheatment requirements, including but not limited to the following:

(i)       identify and process the Fund’s accounts that have returned post office mail, inactive accounts and uncashed checks;

(ii)       execution of required database searches for “lost securityholders”, as that term is defined in Rule 17Ad-17;

(iii)       sending the required written notification to each “unresponsive payee”, as that term is defined in Rule 17Ad-17;

(iv)       perform all required state unclaimed property due diligence mailings based on state mailing schedules;

(v)       provide pre-escheatment reports during January/February for the Fall cycle and November/December for the Spring/Summer cycles;

(vi)       capture and maintain customer “date of last contact” and type of contact;

(vii)       escheat abandoned and unclaimed assets based on applicable state dormancy periods and remittance schedules;

(viii)       maintain records to demonstrate compliance with the requirements of Rule 17Ad-17, including written procedures that describe BNY’s methodology for complying with Rule 17Ad-17 and records of the results of the database searches for lost securityholders; and

(ix)       retain the records required by Rule 17Ad-17 in accordance with applicable SEC regulations.

(B)       For purposes of clarification: Section 3(a)(11)(A) does not obligate BNY to perform the services described therein for broker-controlled accounts, omnibus accounts and similar accounts with respect to which BNY does not receive or maintain information which would permit it to determine whether the account owner is a lost securityholder or an unresponsive payee.

(12)       Tax Advantaged Accounts.

(A)       Certain definitions:

(i)       “Eligible Assets” means shares of the Fund and such other assets as the Fund and BNY may mutually agree.

(ii)       “Participant” means a beneficial owner of a Custodied Account.

(iii)       “Custodied Account” means a Tax Advantaged Account with respect to which the Custodian serves as the custodian.

(iv)       “Tax Advantaged Account” means (A) any of the following accounts: (i) a Traditional, SEP, Roth, or SIMPLE individual retirement account within the meaning of Section 408 of the Code, and (ii) a Coverdell educational savings account within the meaning of Section 530 of the Code; (B) which is facilitated or sponsored by the Fund (or Affiliates of the Fund’s investment advisor or management company and approved by the Fund) and with respect to which the contributions of Participants are used to purchase or invest solely in Eligible Assets.

(B)       In addition to appropriate services provided to a Custodied Account and Participants in accordance with other provisions of Section 3(a), BNY shall provide the following administrative services to the extent the particular administrative service is appropriate under the Code, subject to applicable terms and conditions of the Code, this Agreement, Written Procedures, Account Documentation and the Fund’s Prospectus:

(i)       Upon receipt of a properly completed application for a Custodied Account, establish a Custodied Account in the Fund and maintain the Custodied Account thereafter in accordance with this Agreement;

(ii)       Process instructions received in good order regarding contributions, including using contribution payments actually received to purchase appropriate Eligible Assets, and keep appropriate records of contributions for tax reporting purposes;

(iii)       Effect instructions for distributions received in good order and establish and maintain a record of the types and reasons for distributions (e.g., attainment of age 59-1/2, disability, death, return of excess contributions);

(iv)       Send blank designation of beneficiary forms to Participants and process designation of beneficiary forms completed and received from Participants in good order;

(v)       Process instructions received in good order for exchanges of Shares, rollovers, direct rollovers, conversions, reconversions, return of excess contributions and transfers of assets (or the proceeds of liquidated assets) to a successor custodian or successor trustee;

(vi)       Upon receipt in good order of a notification of the death of a Participant, process transfers and distributions in accordance with instructions received in good order;

(vii)       Prepare any annual reports or returns required to be prepared and/or filed by a custodian of Tax Advantaged Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to the Participant or Participant’s beneficiary, as applicable;

(viii)       Perform applicable federal withholding and send to the Participant or Participant’s beneficiary, as applicable, an annual TEFRA notice regarding required federal tax withholding;

(ix)       Upon the receipt after the Service Effective Date of a request to open a Custodied Account, BNY shall provide appropriate Account Documentation (as defined below) to open the Custodied Account and thereafter as necessary to maintain the Custodied Account in compliance with the Code; and

(x)       BNY shall maintain the Account Documentation in compliance with applicable provisions of the Code.

(C)       BNY shall arrange for BNY Trust, BNY or other qualified institution (which may be an Affiliate of BNY) to serve as custodian for the Tax Advantaged Accounts. The institution serving as custodian pursuant to the foregoing authorization is referred to herein as the “Custodian”. In consideration for such service and the services of the Custodian, the Fund agrees as follows:

(i)       The Fund will provide at least thirty (30) days’ advance written notice to Participants in connection with a Fund liquidation or any other event or circumstance or act or course of conduct involving the Fund or assets held in a Custodied Account that would result in an involuntary liquidation of any asset held in a Custodied Account or would otherwise materially affect the Custodied Account, its operation, the rights or obligations of a Participant, any asset in a Custodied Account or the terms or provisions of a Custodied Account (“Material Event”), regardless of whether the Material Event was or was not described in an amendment to the Fund’s Prospectus or statement of additional information, and reimburse BNY and the Custodian for all reasonable costs, including costs of legal counsel, incurred in determining, in consideration of the Material Event, an appropriate course of conduct under the law, including the Code, and under agreements with Participants and in implementing the course of conduct determined to be appropriate. The Fund shall, in addition, provide at least sixty (60) days’ advance written notice of the Material Event to BNY, or if such notice is impractical due to circumstances beyond the Fund’s control, advance written notice that in time and detail permits BNY a reasonable opportunity to review the circumstances of the Material Event, consult with legal counsel, and at the Fund’s cost and expense, with the Fund’s full authorization and consent hereby given, prepare, print and mail materials it determines in view of its duties as Custodian under the Code and Account Documentation to be appropriate to seek to give Participants not less than 30 days’ advance notice of any consequences of the Material Event on the Custodied Accounts, but in no event shall such advance written notice be given to BNY less than 45 days in advance.

(ii)       The Fund, at its cost and expense, at the request of BNY or the Custodian and in accordance with all applicable provisions of the Code, will:

(aa) appoint and provide for a qualified successor custodian for all Custodied Accounts in the event this Agreement expires or is terminated or if any other event or circumstance occurs which constitutes commercially reasonable cause for the Custodian to resign as custodian of the Custodied Accounts or seek appointment of a successor custodian,

(bb) provide for any interim custodial or transfer arrangements made appropriate by any of the circumstances governed by clause (aa),

(cc) cause all Custodied Accounts and all assets in the Custodied Accounts to transfer to such successor or interim custodians; and

(dd) notify appropriate parties of custodial resignations and appointments.

(iii)       The Fund, at its cost and expense, will, prior to the Service Effective Date or such later date as the Fund and BNY may agree upon as the “Transfer Date” (which is hereby defined to mean the date custody of the Tax-Advantaged Accounts is transferred from a prior custodian or trustee (“Prior Custodian”) to the Custodian and the conversion of the Tax-Advantaged Accounts from the system of the Prior Custodian to the BNY System occurs), act in accordance with clause (aa), clause (bb) or a combination of clauses (aa) and (bb), pursuant to reasonable instructions received from BNY or the Custodian:

(aa) where it has the right to do so, unilaterally amend account documentation of Tax-Advantaged Accounts to conform such documentation in all material respects to the BNY Account Documentation (as defined in clause (bb) immediately below) and communicate such amendments, or furnish such amended documentation, to account owners; and

(bb) require Participants and “Related Parties” (which is hereby defined to mean all employers, advisors or other parties involved in any manner in the creation, sponsorship or administration of Custodied Accounts or their relevant plans or involved in any other capacity with Custodied Accounts or their relevant plans) to adopt, execute or otherwise agree to “BNY Account Documentation” (which is hereby defined to mean disclosure documents, custodial agreements, account agreements and such other forms, agreements and materials which BNY reasonably determines to be appropriate for the establishment and administration of the Custodied Accounts or relevant plans under applicable law, including the Code, or for performance of the services provided by BNY or the Custodian).

(iv)       BNY shall not be obligated to convert to the BNY System, or provide a Custodian for, any Tax-Advantaged Accounts of the Fund which BNY determines are not bound by BNY Account Documentation or by account documentation substantially similar in all material respects with the BNY Account Documentation.

(v)       Subsequent to the Transfer Date, at its cost and expense, the Fund will provide to persons applying to become a Participant or a Related Party, all BNY Account Documentation that BNY or the Custodian has most recently designated as the current version of the BNY Account Documentation, including without limitation all privacy notices of BNY and the Custodian, obtain the signature of all such persons on the appropriate BNY Account Documentation, and, to the extent requested by BNY, furnish a copy of the executed BNY Account Documentation to BNY. The performance by BNY and the Custodian of the respective obligations set forth in this Section 3(a)(12) subsequent to the Transfer Date shall be contingent upon the Fund’s compliance with this Section 3(a)(12)(C)(v) and the Fund shall upon the reasonable request of BNY certify to its compliance with this Section 3(a)(12)(C)(v) or otherwise verify or provide verification of its compliance with this Section 3(a)(12)(C)(v).

(vi)       Subsequent to the Transfer Date, in the event of changes to the BNY Account Documentation or other need to communicate in writing with Participants or Related Parties: (aa) the Custodian may directly furnish new or revised BNY Account Documentation and any other written notifications, materials and communications which it reasonably determines to be appropriate to its role as custodian (“Related Custodian Materials”) to Participants and Related Parties at the Fund’s cost and expense, payable upon being invoiced for same, or (bb) in lieu of the distribution method provided for in clause (aa) with respect to particular BNY Account Documentation or Related Custodian Materials, the Fund will, at its cost and expense, upon the reasonable request of BNY or the Custodian include such items in a Fund mailing of Fund materials.

(D)       In consideration for BNY or the Custodian furnishing any one or more of the services provided for in this Section 3(a)(12), the Fund shall pay to BNY the related Fees and Reimbursable Expenses as set forth in the Fee Agreement. The Fund may direct BNY to collect such Fees and Reimbursable Expenses from the assets in relevant Tax Advantaged Accounts upon appropriate disclosure to Participants, but shall remain responsible for such Fees and Reimbursable Expenses to the extent it does not so direct BNY or such amounts are not collectable from the Tax Advantaged Accounts.

(13)       Print Mail. The Fund hereby engages BNY as its print/mail service provider with respect to the print/mail items listed in the Fee Agreement and such services will be provided at the fees set forth in the Fee Agreement.

(14)       Legal Process.

(A)       In the event (i) BNY directly receives a US Legal Process Item (defined immediately below) that has been properly served, (ii) the Fund receives a US Legal Process Item that has been properly served and delivers the US Legal Process Item to BNY, or (iii) the Fund accepts service of a US Legal Process Item that has not been properly served and delivers the US Legal Process Item to BNY and requests that it be serviced by BNY, BNY will act in accordance with the applicable Written Instructions or Written Procedures in effect between the Fund and BNY. “US Legal Process Item” means a Legal Process Item (defined immediately below) which originates from and requires a response to a jurisdiction in the “United States”, which is hereby defined to mean the states of the United States and the District of Columbia. “Legal Process Item” means civil and criminal subpoenas, court orders, civil or criminal seizure or restraining orders, writs of execution, IRS and state tax authority civil or criminal notices including notices of lien or levy, and other functionally equivalent legal process instruments directing the Fund, or BNY in its capacity as transfer agent for the Fund, to take an “Administrative Action”, which is hereby defined to mean the furnishing of information about a shareholder or a shareholder account, the production of documents within BNY’s possession or control relating to a shareholder or a shareholder account, and such other ministerial, transactional, recording, processing or administrative actions with respect to a shareholder or a shareholder account that is within the scope of services provided for in another subsection of this Section 3 or is a service ancillary to those services. For clarification: This Section 3(a)(14) requires BNY only to perform Administrative Actions with respect to a Legal Process Item and does not require BNY to take any other action with respect to a Legal Process Item, including without limitations, the filing of an objection, answer, claim, defense or other pleading, communication with a court, attorney or other person, involvement of any nature in a legal proceeding and actions that by law or common practice are performed by attorneys (“Legal Response”). Legal Responses shall be the responsibility of the Fund, including with respect to a Legal Process Item that may require both an Administrative Action and a Legal Response. Notwithstanding the foregoing sentence, BNY may in its reasonable discretion seek to limit or reduce by any reasonable means the scope and coverage of a Legal Process Item and seek extensions of the period to respond without incurring any duty to perform any other conduct that may constitute a Legal Response.

(B)       BNY’s only obligations with respect to a Legal Process Item originating from or requiring a response to a jurisdiction other than within the United States, notwithstanding that such legal process item may be directed at BNY as agent of the Fund, shall be (i) if received by BNY, to forward it to the Fund, and (ii) to act in accordance with Written Instructions received from the Fund but solely to the extent the Written Instructions direct BNY to take an Administrative Action.

(15)       Unclaimed Property Services.

(A)       Subject to the further provisions of this Section 3(a)(15) and to Sections 9(f) and 19(c), BNY shall implement procedures on behalf of the Fund that are reasonably designed for the Fund to comply on a substantial basis with the unclaimed property laws and regulations of the States and Territories of the United States (as defined below) (“Unclaimed Property Laws”) with respect to Eligible Property (as defined below). In connection with its performance of the foregoing services (“Unclaimed Property Services”), BNY shall be entitled to implement procedures consistent with practices adopted by mutual funds and other mutual fund service providers, procedures it determines represent reasonable risk based on the reasoned analysis of counsel, procedures based on communications with the agencies enforcing and administering the Unclaimed Property Laws, the administrative practices of such agencies and interpretations of the Unclaimed Property Laws by such agencies and BNY shall not be liable for reasonable conduct undertaken in accordance with any of the foregoing. For purposes of the foregoing:

(i)       “States and Territories of the United States” means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government which subsequent to the Effective Date adopts a statute substantially similar to the Uniform Unclaimed Property Act of 1995 (or its then current successor).

(ii)       “Eligible Property” means property beneficially owned by a person or entity other than the Fund and held in a bank account maintained by BNY for or on behalf of the Fund, or property held in a Fund shareholder account, which is (x) subject to reporting or escheat under an Unclaimed Property Law, (y) of a nature or type or classification reasonably related to the services performed by BNY under this Agreement (such as cash amounts representing non-negotiated dividend checks and shares in abandoned shareholder accounts), and (z) under the control of BNY.

(B)       BNY shall have no liability for any Loss arising (i) with respect to Eligible Property deemed abandoned or unclaimed under an Unclaimed Property Law before the UPS Commencement Date (as defined immediately below) but which was not reported or delivered to the applicable jurisdiction as required by an Unclaimed Property Law; (ii) from any inaccuracy in, or from the absence of any data or information from, any records of the Fund relating to any period prior to the UPS Commencement Date that adversely impacts BNY’s ability to perform the Unclaimed Property Services or BNY’s ability to comply with an Unclaimed Property Law on behalf of the Fund, including without limitation absences due to the failure to record the occurrence or non-occurrence of events relevant to an Unclaimed Property Law; (iii) from any other failure of any party to comply with an Unclaimed Property Law or to perform a service required for accurate, timely and complete future compliance with an Unclaimed Property Law, other than a failure by BNY to perform in accordance with this Section 3(a)(15) (collectively, “Compliance Failures”). At its election, BNY may in good faith seek to respond to Compliance Failures of which it becomes aware or respond to a Compliance Failure only upon the request of the Fund and in accordance with a written agreement reached with the Fund regarding the response, but BNY shall have no liability for any course of conduct undertaken in good faith in accordance with the foregoing. The Fund alone shall be exclusively liable for and shall directly pay any fines, penalties, interest or other monetary liability, payment obligations or remediation requirements that arise due to a Compliance Failure. Notwithstanding any other provision of the Agreement, the Fund shall indemnify BNY for all Loss BNY suffers or incurs as a result of or in connection with any Compliance Failure, including without limitation all Loss suffered or incurred as a result of seeking in good faith to respond to the Compliance Failure. In addition to any fees and reimbursement of expenses that BNY may be entitled to under Section 3(a)(15), in the event BNY performs any services in connection with Compliance Failures BNY shall be entitled to be paid fees for such services at the rate set forth in the Fee Agreement, or if no applicable fee is set forth therein, at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, and the Fund shall pay BNY such fees and reimburse BNY for such expenses upon being invoiced. “UPS Commencement Date” means the date the Fund was converted to the BNY System or, if applicable, the date that individual accounts within the Fund were converted to the BNY System, or, if later than either of the foregoing, the date BNY commenced providing Unclaimed Property Services to the Fund or, if applicable, to an individual account within the Fund.

(C) (i) The Fund shall be the “holder” under all Unclaimed Property Laws, as that term or its equivalent is used and defined in the Unclaimed Property Laws, and BNY acts solely as agent of the Fund in performing the Unclaimed Property Services.

(ii)       The Fund hereby authorizes BNY to sign reports, to sign letters, to communicate with government representatives, current and former shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Fund and to utilize all tax identification numbers or other appropriate identifying numbers or data of a Fund (“Identification Data”) in the scope and manner BNY reasonably determines to be appropriate to perform the Unclaimed Property Services, including for clarification utilizing the Identification Data associated with each specific portfolio of the Fund (including each class, series, tier or other subdivision of a portfolio, if any) for reporting purposes if such is determined to be appropriate based on an Unclaimed Property Law.

(iii)       In signing the abandoned property reports and other written instruments and communications appropriate to compliance with the Unclaimed Property Laws (“Unclaimed Property Documentation”) pursuant to the authorization granted by subsection (ii) above, BNY does so as an agent of the Fund as holder under the Unclaimed Property Laws. In the event any law, regulation, rule, regulatory order or legal process requires the Fund to sign the Unclaimed Property Documentation or prohibits BNY from signing the Unclaimed Property Documentation as agent, or The Bank of New York Mellon Corporation adopts a formal policy applicable to all unclaimed property clients of BNY prohibiting BNY from signing the Unclaimed Property Documentation as agent, the Fund shall thereafter be responsible for signing the Unclaimed Property Documentation and BNY and the Fund shall reasonably cooperate to develop and implement procedures enabling the Fund to perform the signing function.

(iv)       The Fund agrees to execute and deliver to BNY all documentation or instruments that may be requested by BNY to evidence the authorization of subsection (ii) above but agrees that the authority of BNY to act on behalf of and in the name of the Fund as described above and to use the Identification Data shall not be diminished or revoked by the absence of such documentation or instruments, and the Fund irrevocably releases BNY from any and all Claims against BNY on the grounds of absence of the authority granted by subsection (ii) above.

(v)       BNY agrees, upon reasonable request of the Fund, to respond in a timely manner to requests from the Fund for information and requests to review information or reports related to the Unclaimed Property Services.

(D)       The Fund agrees, upon the reasonable request of BNY, to:

(i)       execute and deliver to BNY in a timely manner any reports, forms, documents and instruments reasonably determined by BNY to be appropriate in connection with its performance the Unclaimed Property Services;

(ii)       respond in a timely manner to requests from BNY for information and requests to review information or reports related to the Unclaimed Property Services; and

(iii)       Provide sufficient letterhead paper of the Fund or its electronic letterhead template for use by BNY in communications related to the Unclaimed Property Services.

(E)       The Fund agrees that upon any termination of the Agreement it will cause all property held in bank accounts maintained by BNY for or on behalf of the Fund, and all property held in Fund shareholder accounts maintained by BNY on a Fund’s behalf, to be transferred to the Fund or to a successor service provider and BNY may condition completion of Deconversion Services on the completion of arrangements reasonably satisfactory to BNY for such transfers.

(16)       Cost Basis Reporting. In accordance with IRS Regulations, utilizing relevant information provided to BNY in the ordinary course of performing the services provided for in the Agreement, BNY shall report cost basis information to shareholders on an average cost basis by tax year and Shares, except when the Shareholder requests such reporting to occur on another basis permitted by the Written Procedures.

(17)       FATCA Services. BNY shall implement on behalf of the Fund the “FATCA Services,” which is hereby defined to mean processes and procedures reasonably designed for the Fund to comply on a commercially reasonable, material basis, to the extent applicable, with: (i) Chapter 4 of Subtitle A, Sections 1471 through 1474, of the Code (as defined in clause (ii) of the definition of Code in Schedule A) (the foregoing being commonly referred to as the Foreign Account Tax Compliance Act) (“FATCA”), all as in effect as of the Effective Date, and (ii) subject to Sections 9(f) and 19(c) of the Agreement, modifications to FATCA and new Code provisions related to FATCA that become effective after the Effective Date, as agreed to by BNY, pursuant to said Sections.

(b)       Anti-Money Laundering Program Services. BNY will perform the services described in subsections (1) through (7) of this Section 3(b) and the Fund agrees to pay the fees applicable to the service as set forth in the Fee Agreement (“AML Services”).

(1)       Anti-Money Laundering.

(A)       BNY will perform actions reasonably designed to assist the Fund in complying with Section 352 of the USA PATRIOT Act, as amended, as follows: BNY will: (i) establish and implement written internal policies, procedures and controls reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with applicable provisions of the Bank Secrecy Act (31 U.S.C. 5311, et seq.) (“Bank Secrecy Act”) and implementing regulations thereunder; (ii) provide for independent testing, by an employee who is not responsible for the operation of BNY’s anti-money laundering (“AML”) program or by a qualified outside party, for compliance with BNY’s written AML policies and procedures; (iii) designate a person or persons responsible for implementing and monitoring the operation and internal controls of BNY’s AML program; (iv) provide ongoing training for appropriate persons, and (v) implement appropriate risk-based procedures for conducting ongoing shareholder due diligence to include but not be limited to (aa) understanding the nature and purpose of shareholder relationships for the purposes of developing a shareholder risk profile, and (bb) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update shareholder information, including information regarding the beneficial owners of legal entity shareholders.

(B)       BNY will provide to the Fund:

(i)       a copy of BNY’s written AML policies and procedures, or, alternatively, access to such policies and procedures at a BNY website;

(ii)       a copy of the report prepared by independent accountants covering the independent accountants’ examination of BNY’s AML controls and control objectives; and

(iii)       a summary of the training provided pursuant to clause (iv) of subsection (A) above.

(C)       Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(1) relates solely to Fund compliance with Section 352 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(2)       Foreign Account Due Diligence.

(A)       To assist the Fund in complying with requirements regarding a due diligence program for “foreign financial institution” accounts in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 312 of the USA PATRIOT Act, as amended (“FFI Regulations”), BNY will do the following:

(i)       Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 1010.605(f))(“Foreign Financial Institution”);

(ii)       Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance and report to the Fund;

(iii)       Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 1010.610), and assign a risk category to each such Foreign Financial Institution account;

(iv)       Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)       Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)       Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 1010.610(b);

(vii)       Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)       Report to the Fund about measures taken under (i)-(vii) above.

(B)       Nothing in Section 3(b)(2) shall be construed to require BNY to perform any course of conduct that is not required for Fund compliance with the FFI Regulations.

(C)       Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(2) relates solely to Fund compliance with Section 312 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(3)       Customer Identification Program.

(A)       To assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act (“CIP Regulations”), BNY will do the following:

(i)       Implement procedures which require that prior to establishing a new account in the Fund BNY obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for the “Customer” (defined for purposes of this Agreement as provided in 31 CFR 1024.100(c)) associated with the new account.

(ii)       Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which BNY may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 1024.220), and may include procedures under which BNY personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)       Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 1024.220(a)(3).

(iv)       Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)       If BNY provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, BNY will work with the Fund to notify prospective Customers, consistent with 31 CFR 1024.220(a)(5), about the program conducted by the Fund in accordance with the CIP Regulations.

(B)       To assist the Fund in complying with the Customer Due Diligence Requirements for Financial Institutions promulgated by FinCEN (31 CFR § 1020.230) pursuant to the Bank Secrecy Act (“CDD Rule”), BNY will maintain and implement written procedures that are reasonably designed to:

(i)       Obtain information of a nature and in a manner permitted or required by the CCD Rule in order to identify each natural person who is a “beneficial owner” (as that term is defined in the CDD Rule) of a legal entity at the time that such legal entity seeks to open an account as a shareholder of the Fund, unless that legal entity is excluded from the CDD Rule or an exemption provided for in the CDD Rule applies; and

(ii)       Verify the identity of each beneficial owner so identified according to risk based procedures to the extent reasonable and practicable, in accordance with the minimum requirements of the CDD Rule.

(C)       Nothing in Section 3(b)(3) shall be construed to require BNY to perform any course of conduct that is not required for Fund compliance with the CIP Regulations or CDD Rule, including by way of illustration not limitation the collection of Data Elements or verification of identity for individuals opening Fund accounts through financial intermediaries which use the facilities of the NSCC.

(4)       FinCEN Requests Under USA PATRIOT Act Section 314(a). BNY will provide the services set forth in this Section 3(b)(4) with respect to FinCEN Section 314(a) information requests (“Information Requests”) received by the Fund. Upon receipt by BNY of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), BNY will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund. Information relating to potential matches resulting from these comparisons, after review by BNY for quality assurance purposes (“Comparison Results”), will be made available to the Fund in a timely manner. In addition, a potential match will be analyzed by BNY in conjunction with other relevant activity contained in records for the particular relevant account, and if, after such analysis, BNY determines that further investigation is warranted because the activity might constitute “suspicious activity”, as that term is used in the Bank Secrecy Act and the suspicious activity reporting requirements thereunder, then BNY will deliver a suspicious activity referral to the Fund in a timely manner, with “timely” for all purposes of Section 3(b) meaning within a commercially reasonable period following BNY’s detection of the events and circumstances reasonably suspected to be suspicious activity and BNY’s investigation of such events and circumstances, utilizing reasonably designed detection and investigative procedures which may include consultation with the Fund. BNY shall have no responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results or a referral. Such responsibility, as between the Fund and BNY, shall remain with the Fund exclusively. “314(a) Procedures” means the procedures adopted from time to time by BNY governing the delivery and processing of Information Requests transmitted by BNY’s clients to BNY, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to BNY.

(5)       U.S. Government List Matching Services.

(A)       BNY will compare Appropriate List Matching Data (as defined in subsection (C) below) contained in BNY databases which are maintained for the Fund pursuant to this Agreement (“Fund List Data”) to “U.S. Government Lists”, which is hereby defined to mean the following:

(i)       data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund (“OFAC Lists”);

(ii)       data promulgated in connection with the published Financial Action Task Force lists (“FATF Lists”);

(iii)       data promulgated in connection with determinations by the Director (the “Director”) of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern (“PMLC Determination”);

(iv)       data promulgated in connection with any other lists, programs or determinations (A) which BNY determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which BNY and the Fund agree in writing to add to the service described in this Section 3(b)(5); and,

(v)       such other lists as may be mutually agreed between the Parties from time to time and included within the SLD.

(B)       In the event that following a comparison of Fund List Data to a U.S. Government List as described in subsection (A) BNY determines that any Fund List Data constitutes a “match” with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, BNY:

(i)       will notify the Fund of such match;

(ii)       will send any other notifications required by applicable law or regulation by virtue of the match;

(iii)       if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

(iv)       if a match to the FATF Lists or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;

(v)       if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

(vi)       will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(C)       “Appropriate List Matching Data” means (A) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by BNY in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 3(b)(5), and (iii) data the parties agree in writing to be necessary to provide the services described in this Section 3(b)(5).

(D)       BNY may fulfill its obligations under this Section 3(b)(5) by utilizing commercially available lists that contain the data promulgated as the U.S. Government Lists, whether such lists consist of data exclusive to one U.S. Government List or of data representing a combination of several watch lists, including several U.S. Government Lists.

(6)       Legal Process SAR Referral. Upon the conclusion of the legal process service described in Section 3(a)(14), BNY will review the Legal Process Item and other pertinent account records to determine whether such information reasonably indicates “suspicious activity” has occurred, and if it determines suspicious activity has occurred deliver a suspicious activity referral to the Fund in a timely manner.

(7)       Suspicious Activity Monitoring. BNY will maintain and implement procedures reasonably designed to assist the Fund in complying with rules promulgated by FinCEN under the Bank Secrecy Act (31. C.F.R § 1024.320) with respect to the monitoring for suspicious activity that may occur in connection with the Fund and its shareholders during BNY’s performance of transaction processing and recordkeeping services hereunder and if in the course of such monitoring it determines that any of such activities could indicate the existence of suspicious activity and that an investigation of the potential suspicious activity is warranted, then BNY will deliver a suspicious activity referral to the Fund in a timely manner.

(8)       BNY agrees to permit governmental authorities with jurisdiction over the Fund requesting such to conduct examinations of the operations and records relating to the services performed by BNY under this Section 3(b) upon reasonable advance request and during normal business hours and to furnish copies at the Fund’s cost and expense of information reasonably requested by the Fund or such authorities and relevant to the services.

(9)       For purposes of clarification: All Written Procedures relating to the services performed by BNY pursuant to this Section 3(b) and any information, written matters or other recorded materials relating to such services and maintained by BNY shall constitute Confidential Information of BNY, except to the extent, if any, such materials constitute Fund records under the Securities Laws.

(10)       Notwithstanding any other term of this Section 3(b), application of specific AML Services to particular applying persons, accounts and account owners shall occur in accordance with BNY’s Written Procedures. Without limiting the generality of the foregoing, BNY will have no obligation to provide AML Services with respect to shareholder accounts opened by financial intermediaries on behalf of their customers, or with respect to the owners of such accounts, whether opened through public or private electronic communication channels with BNY, Internet portals or applications hosted by BNY, the NSCC or otherwise, where such accounts do not contain sufficient information to provide the AML Services, unless expressly provided for in the Written Procedures.

(11)       The Fund is solely and exclusively responsible for determining the applicability to the Fund of the Bank Secrecy Act, the USA PATRIOT Act, regulations of FinCEN, and all other laws and regulations of similar subject matter, as they may be constituted from time to time (“Fund AML Laws”), for complying with the Fund AML Laws, for determining the extent to which the AML Services assist the Fund in complying with the Fund AML Laws, and for furnishing any supplementation or augmentation to the AML Services it determines to be appropriate. Section 3(b) of the Agreement shall not be construed to impose on BNY any obligation other than to engage in the specific course of conduct specified by the provisions therein, and in particular shall not be construed to impose any other obligation on BNY to design, develop, implement, administer, or otherwise manage compliance activities of the Fund. The services provided pursuant to this Section 3(b) may be changed at any time and from time to time by BNY in its reasonable sole discretion to include commercially reasonable provisions appropriate to the relevant requirements of the Fund AML Laws and the description of services contained in Section 3(b) shall be deemed revised accordingly without written amendment pursuant to Section 16(a). BNY shall provide to the Fund for its review notice of the nature or content of any such changes that BNY reasonably believes the Fund should be informed about and consult with the Fund to the extent requested by the Fund due to any responsibilities of the nature described in the first sentence of this Section 3(b)(11).

(c)       Red Flags Services.

(1)       The Fund hereby elects to receive the “Red Flags Services”, as described in the provisions of this Section 3(c) (the “Red Flags Section”), the “Red Flags Services” are hereby defined to mean the following services:

(i)       BNY will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through BNY with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through BNY by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

(A)       “Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)       “Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C)       “Registered Owner” means the owner of record of a Direct Account on the books and records of the Fund maintained by BNY as registrar of the Fund (the “Fund Registry”).

(D)       “Covered Person” means the owner of record of a Covered Account on the Fund Registry.

(E)       “Direct Account” means an Account established directly with and through BNY as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through BNY.

(F)       “Covered Account” means an Account established by a financial intermediary for another as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through BNY.

(G)       “Account” means (1) an account holding Fund Shares with respect to which a natural person is the owner of record, and (2) any other account holding Fund Shares with respect to which there is a reasonably foreseeable risk to the particular account owner’s customers from identity theft, including financial, operational, compliance, reputation, or litigation risks.

(ii)       BNY will provide the Fund with a printed copy of or Internet viewing access to the Controls and the outputs of such controls.

(iii)       BNY will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)       BNY will (A) annually engage an independent auditing firm or other similar firm of independent examiners to conduct an examination of BNY management’s assertion pertaining to the Controls and issue a report on the results of the examination (the “Examination Report”), and (B) furnish a copy of the Examination Report to the Fund; and

(v)       Upon the Fund’s reasonable request on not more than a quarterly basis, issue a certification in a form determined to be appropriate by BNY in its reasonable discretion, certifying to BNY’s continuing compliance with the Controls after the date of the most recent Examination Report.

(2)       The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 615(e) of the Fair Credit Reporting Act of 1970, as amended, and regulations promulgated thereunder by the SEC or other applicable federal agency (the “Red Flags Requirements”), for determining the extent to which the Red Flags Services assist the Fund in complying with the Red Flags Requirements, and for furnishing any supplementation or augmentation to the Red Flags Services it determines to be appropriate, and that BNY has given no advice and makes no representations with respect to such matters. This Red Flags Section shall not be interpreted in any manner which imposes a duty on BNY to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section. The Controls and the Red Flags Services may be changed at any time and from time to time by BNY in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flags Requirements, as they may be constituted from time to time. BNY shall provide to the Fund for its review notice of the nature or content of any such change that it reasonably believes the Fund should be informed about and consult with the Fund to the extent requested by the Fund due to any responsibilities of the nature described in the first sentence of this Section 3(c)(2).

(d)       Access To And Use Of The BNY System. The terms of Schedule C to this Agreement shall apply to the Fund’s access to and use of any component of the BNY System (as defined in Schedule C). Commencing on the Service Effective Date, BNY shall provide the Fund with access to and use of those components of the BNY System for which the Fund pays a fee in accordance with the Fee Agreement or with respect to which the Fee Agreement indicates the fee is included in the Account Fees (as such term is used in the Fee Agreement).

(e)       Transition Services. With respect to those Funds listed on Schedule B as of the Effective Date:

BNY shall in consultation with the Fund and with the service provider providing transfer agency services to the Fund on the Effective Date (“Current Service Provider”) develop and implement a plan providing for the transfer from the Current Service Provider to BNY of (i) all shareholder accounts, shareholder account information and any related materials that are required by the 1934 Act and the 1940 Act to be transferred to a successor transfer agent, and (ii) such other data, information and materials as the Fund and BNY shall agree in their respective sole discretion (“Transition Plan”). The Fund shall cooperate, and to the extent practicable shall cause its Current Service Provider to cooperate, with BNY to implement the Transition Plan, including without limitation by providing personnel and other resources reasonably required by the Transition Plan and by performing the tasks described for, as applicable, the Fund and/or the Current Service Provider in the Transition Plan. The obligations in this Section 1(e) shall terminate on the Service Effective Date.

(f)       Subsequent Conversion and Onboarding Services. With respect to Funds added to Schedule B after the Effective Date:

(i)       If immediately prior to the time such a Fund is added to Schedule B it has shareholder accounts or shareholder records to transfer from another service provider to BNY, BNY shall in consultation with the Fund and its then-current service provider develop and implement a plan providing for the transfer of (i) all accounts, account information and any related materials that are required by the 1934 Act and the 1940 Act to be transferred to a successor transfer agent, and (ii) such other data, information and materials as the Fund and BNY shall agree in their respective sole discretion (“Conversion Plan”). The Fund shall cooperate, and to the extent practicable shall cause its then-current service provider to cooperate, with BNY to implement the Conversion Plan, including without limitation by providing personnel and other resources reasonably required by the Conversion Plan and by performing the tasks described for, as applicable, the Fund and the then-current service provider in the Conversion Plan. The obligations in this Section 1(f)(i) shall commence as of the date a Fund is added to Schedule B and shall terminate as of the date that conversion services are completed and the parties agree that the processing of live transactions through the BNY System for shareholders of the particular Fund on a production basis shall begin (“Post-Conversion Service Date”) and the obligation to provide the Services to the particular Fund shall commence on the Post-Conversion Service Date.

(ii)       If immediately prior to the time such a Fund is added to Schedule B it does not have shareholder accounts or shareholder records to transfer from another service provider to BNY, BNY shall in consultation with the Fund develop and implement a plan to prepare the BNY System and BNY personnel for the transaction processing, recordkeeping and other Services to be provided under the Agreement (“Onboarding Plan”). The Fund shall reasonably cooperate with BNY to implement the Onboarding Plan, including without limitation by providing personnel and other resources reasonably required by the Onboarding Plan and by performing the tasks described for, as applicable, the Fund in the Onboarding Plan. The obligations in this Section 1(f)(ii) shall commence as of the date a Fund is added to Schedule B and shall terminate as of the date that onboarding services are completed and the parties agree that the processing of live transactions through the BNY System for shareholders of the particular Fund on a production basis shall begin (“Post-Onboarding Service Date”) and the obligation to provide the Services to the particular Fund shall commence on the Post-Onboarding Service Date.

4.       Confidentiality.

(a)       Each party shall implement, maintain and comply with procedures reasonably designed to keep the Confidential Information (as defined immediately below) of the other party in confidence and to allow use and disclosure of and access to Confidential Information solely in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party will use at least the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

(b)       Subject to subsections (c) below, “Confidential Information” means:

(i)       this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement,

(ii)       information and data of, owned by or about a disclosing party or its Affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, and regardless of whether in original or derivative form, including but not limited to:

(A)       competitively sensitive material not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNY, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them;

(B)       scientific, technical or technological information, designs, processes, procedures, formulas, or improvements that are commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY a competitive advantage over its competitors;

(C)       a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable;

(D)       information related to privacy measures, compliance, physical security, information security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols;

(E)       information described elsewhere in Section 4(b) that is exchanged between the parties in connection with the possible expansion of the business relationship between the parties and/or their Affiliates, including without limitation information relating to the possible execution of service agreements between the parties or Affiliates of the parties relating to services other than those provided for in this Agreement, the possible addition of services to this Agreement and the possible addition of parties to this Agreement, including by way of illustration and not exclusion open-end management investment companies, closed-end management investment companies not traded and not intended to trade in a secondary market, other collective investment legal entities, Portfolios, and state savings programs such as “529 plans”, “ABLE plans” and “Secure Choice” plans (such Confidential Information described in this subsection (E) collectively being the “Transactional Information”; and

(F)       anything designated as confidential, and

(iii)       to any extent not included within clause (i) or clause (ii) above: (i) with respect to BNY, any information within the BNY System accessed by the Fund that is not Company Data (as defined in Schedule C) or any information provided by BNY from within the BNY System that is not Company Data; and (ii) with respect to the Fund, Company Data and personal information (as defined in Section 5).

(c)       Information or data that would otherwise constitute Confidential Information under subsection (b) above, except for personal information which shall always remain Confidential Information, shall not constitute Confidential Information to the extent it:

(i)       is already known to the receiving party at the time it is obtained;

(ii)       is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)       is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)       is released by the protected party to a third party without restriction; or

(v)       has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d)       Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)       in connection with activities contemplated by this Agreement;

(ii)       as required by law or regulation (including without limitation filings required by the Federal Securities Laws) or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided the receiving party will provide the other party prompt written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)       in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or accountants or requests for advice or opinions from counsel; or

(iv)       the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party and is disclosed in formal pleadings, confidential judicial conferences, discovery or dispute resolution proceedings.

(e)       Each party agrees not to publicly disseminate, broadcast or release Confidential Information of the other party or mutual Confidential Information even if such action otherwise could be construed to be permitted by other provisions of this Section 4; provided, however, a use in strict compliance with subsection (d)(ii) through (d)(iv) shall not constitute a breach of this subsection (e).

(f)       Each of BNY and the Fund shall restrict disclosure of, access to and use of Transactional Information solely to those persons necessary to evaluate the relevant transaction and who are bound by a written or professional obligation of confidentiality with respect to the Transactional Information. Each of BNY and the Fund shall be responsible and liable for any conduct of a person provided with Transactional Information by them that constitutes a breach of confidentiality under this Section 4 or Section 6.10 of Schedule C.

(g)       Sections 4(a) through 4(e) shall survive termination of this Agreement for a period of three (3) years after such termination.

(h)       To the extent any Confidential Information (including for avoidance of doubt Transactional Information) provided by BNY constitutes Proprietary Items, or is of a nature that would constitute a Proprietary Item if part of the BNY System, then notwithstanding and in lieu of subsections (a), (c) and (d) of Section 4, the terms of Sections 6.6 and 6.10 of Schedule C shall govern such Confidential Information, except that the return and destroy provisions of Section 6.6 shall apply upon the request of BNY or upon a determination by the Fund or its Affiliates not to engage in the proposed transaction.

(i)       All Confidential Information provided by the disclosing party shall remain the property of such disclosing party. All Confidential Information, together with any copies thereof, in whatever form, shall, upon the disclosing party’s written request, be returned to the disclosing party or destroyed, at the receiving party’s election; provided, that the receiving party shall be permitted to retain all or any portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, to the extent required by applicable law or regulatory authority or to the extent required by the receiving party’s internal policies and in accordance with its customary practices for backup and storage.

5.       Information Security.

(a)       Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall implement procedures reasonably designed to limit disclosure of the personal information about Fund customers (“Customer NPI”) that constitutes “nonpublic personal information” obtained under this Agreement to disclosures appropriate to carrying out the activities contemplated by this Agreement or as otherwise agreed in writing or permitted by law or regulation. BNY will comply with provisions of the Gramm-Leach Bliley Act of 1999 (“GLB Act”) with respect to Customer NPI that it receives from the Fund. Except as expressly provided otherwise in this Agreement, “customer” “personal information” and “nonpublic personal information” for purposes of this Agreement have the meaning ascribed to those terms in Regulation S-P promulgated under the GLB Act. BNY also agrees to implement procedures reasonably designed to protect “personal information” as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations.

(b)       BNY shall implement and maintain a comprehensive information security program with written policies and procedures reasonably designed to protect the confidentiality, security and integrity of Company Data, including Customer NPI, the terms of which shall be in accordance with the GLB Act, Regulation S-P and any applicable state or federal law or regulation designed to protect against unauthorized access to or use of and/or loss of Customer NPI. The information security program will contain administrative, technical and physical safeguards reasonably designed to: (i) protect the security, confidentiality and integrity of such data and information; (ii) protect against any anticipated threats or hazards to the security or integrity of such data and information; (iii) protect against unauthorized access to or use of or disclosure of such data and information, and (iv) provide for appropriate disposal of such data and information. BNY deploys industry standard malicious code protection and identification tools across its systems and software used to provide the services. BNY will implement reasonable and industry recognized user access rules for users accessing Customer NPI based on the need to know and the principle of least privilege, including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate. BNY’s identity and access management processes include the identification, authentication, authorization and periodic recertification of information users at BNY.

(c)       Commencing as of the Service Effective Date, upon request by the Fund, BNY shall no more than once per contract year: (i) upon payment of, or an agreement to pay, any applicable fee, provide the Fund with a copy of its current SOC 1, Type 2 audit report, or substantially equivalent external audit report, prepared in accordance with audit standards then prevalent in the financial industry (such as SSAE 18), for the system utilized by BNY to provide the services hereunder, and (ii) participate in the Fund’s reasonable information security due diligence questionnaire process.

In addition and no more than annually, BNY will participate in the Fund’s reasonable information security review processes as agreed upon by the Fund and BNY in their discretion (“Security Review Process”). Upon reasonable request, BNY will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Fund once annually to review BNY’s security controls and any deficiencies identified in the report or Security Review Process. BNY shall allow reasonable access and provide information for such inspection and review, and the Fund shall make reasonable efforts to minimize any unreasonable interference with the conduct of BNY’s business. In the event that the Security Review Process reveal any non-compliance with this Agreement, BNY shall promptly remediate such non-compliance to the reasonable satisfaction of the Fund.

Not more than once each year, and subject to BNY’s reasonable security requirements and availability of personnel, BNY will at the Fund’s request arrange a tour of BNY’s data processing facilities for the Fund’s subject matter experts. In connection with such visit, the Fund may view BNY’s security-related policies and procedures, however, no documentation may be copied, shared, transmitted or removed from BNY premises, except as mutually agreed. The parties shall mutually agree upon a convenient time and place for such meeting. BNY will also, subject to its reasonable security requirements, permit site visits of its data processing facilities by governmental agencies with regulatory authority over the Fund. In the event that the Fund identifies any control deficiencies, BNY will discuss such findings with the Fund and if appropriate the parties shall work together to develop a mutually agreeable remediation plan.

(d)       BNY will notify the Fund without undue delay after becoming aware of any confirmed unauthorized access to, or acquisition, use, loss, destruction, alteration or compromise of Confidential Information of the Fund or Customer NPI maintained on BNY’s computers, hardware, networks or systems, including any third party data centers, or occurring at any sub-custodian, agent or service provider of BNY, and will provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority and those individuals impacted, as required by applicable law. BNY will maintain security incident management policies and procedures, including without limitation a written incident response plan detailing security incident escalation procedures covering steps for containment, investigation, remediation, and customer notification. In the event of a breach of confidentiality, data integrity or other compromise resulting in the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or unauthorized access to, Customer NPI (a “Data Security Incident”), BNY will (i) notify the Fund as soon as possible, but in any event within seventy-two (72) hours after becoming aware of a Data Security Incident; (ii) provide updates to the Fund regarding BNY’s response; and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Data Security Incidents of a similar nature. The notices shall include all information reasonably requested by the Fund, to allow the Fund to comply with its legal obligations including those under Regulation S-P. BNY agrees to reasonably cooperate with the Fund in the Fund’s handling of the matter, including, reasonably assisting with any investigation. Except to the extent prohibited by applicable law, BNY agrees that it will coordinate with the Fund regarding any customer notifications including those required to comply with BNY’s and the Fund’s obligations under Regulation S-P. BNY agrees that this paragraph shall cover any of its affiliates, subcontractors or agents that obtains access to Customer NPI under this Agreement, and that BNY will be responsible to the Fund for the compliance of such persons with this provision. This paragraph will survive termination or expiration of the Agreement for so long as BNY continues to possess or have access to Customer NPI.

(e)       BNY will implement a third party governance program designed to provide diligence and oversight over unaffiliated third parties used to provide the services, including with regard to data protection and confidentiality, which shall comply with all applicable provisions of the GLB Act, including, but not limited to Regulation S-P thereunder.

6.       Cooperation with Accountants. BNY shall cooperate with the independent public accountants for the Fund and shall take commercially reasonable measures to furnish or to make available to such accountants information relating to this Agreement and BNY’s performance of the obligations hereunder as requested by such accountants and necessary for the expression of their opinion.

7.       Ownership Rights. Ownership rights with respect to property utilized in connection with the parties’ use of the BNY System shall be governed by applicable provisions of Schedule C.

8.       Disaster Recovery and Business Continuity. BNY shall maintain or arrange with third parties for back-up facilities (“Back-Up Facilities”) to the primary operations and data centers used by BNY to provide the services (“Primary Facilities”). The Back-Up Facilities will be capable of providing the material services in the event an incident to the Primary Facilities significantly interrupts the delivery of a material service from that facility. BNY shall maintain (i) a written disaster recovery plan providing for continued operation of critical components of the BNY System in the event of an significant interruption in the performance or use of the BNY System, and (ii) a written business continuity plan providing for the continued provision of critical services pursuant Section 3 of this Agreement in the event of a significant disruption to such services, which such plans shall provide, where appropriate to the particular plan, for BNY (a) to maintain the Backup Facilities, (b) endeavor to test the disaster recovery plan at least annually, and (c) maintain disaster recovery and business continuity capabilities and procedures that are commercially reasonable for a financial institution. Upon the Fund’s request, BNY will provide the Fund with an executive summary of BNYs business continuity and disaster recovery program but no more frequently than on an annual basis. In the event of an equipment failure or service disruption, BNY shall, at no additional expense to the Fund, take reasonable steps to minimize the impact of the equipment failure or service interruptions, including implement the disaster recovery plan or business continuity plan, or both, in accordance with their terms, including using the Back-Up Facilities to the extent appropriate under such plans. In the event of a business disruption that materially impacts BNY’s provision of services under this Agreement, BNY will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

9.       Compensation; Service Accounts, Fund Custodian Matters.

(a)       As compensation for services rendered by BNY during the term of this Agreement, the Fund will pay to BNY such fees and charges (the “Fees”) as may be agreed to from time to time and set forth in writing by the Fund and BNY (the “Fee Agreement”). In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by BNY in the performance of its duties hereunder (“Reimbursable Expenses”).

(b)       BNY, acting as agent for the Fund, may establish demand deposit accounts or other accounts in its own name for the benefit of the Fund at third party financial institutions (“Third Party Institution”), including without limitation Third Party Institutions that may be an affiliate of BNY (“Affiliated Third Party Institutions”) or a client of BNY, for the purpose of administering funds received by BNY in the course of performing its services hereunder (“Service Accounts”). BNY will issue instructions to the Fund Custodian as appropriate to administer the Service Accounts. BNY may establish Service Accounts primarily or exclusively with Affiliated Third Party Institutions and retain funds primarily or exclusively in the Service Accounts at Affiliated Third Party Institutions. BNY and its Affiliated Third Party Institutions may derive a benefit from the funds placed on deposit with the Affiliated Third Party Institutions in Service Accounts due to the availability of the funds for use by the Affiliated Third Party Institutions in their business operations and BNY takes that possibility of deriving benefit from such funds into consideration when determining the Fees and other terms set forth in the Fee Agreement. As of the Effective Date, BNY does not receive any balance credits, interest income, dividend income or other money or money-equivalent benefits (“Monetary Benefits”) with respect to Service Accounts but reserves the right to retain any Monetary Benefits related to Service Accounts that may accrue to it or be paid to it in the future as well as the right to transfer amounts between Service Accounts for cash administration purposes.

(c)       In connection with BNY’s performance of transfer agency services, the Fund acknowledges and agrees that:

(i)       BNY in its role as transfer agent may be notified of a Fund payment obligation that BNY as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant Service Accounts (such excess amount if transferred by BNY being hereinafter referred to as an “Overdraft Amount”);

(ii)       BNY is not obligated to transfer any funds representing Overdraft Amounts and may in its sole discretion decline without liability hereunder to transfer funds representing Overdraft Amounts;

(iii)       Notwithstanding the absence of an obligation to do so, BNY may elect to transfer funds representing Overdraft Amounts (from sources other than the Service Accounts) as a courtesy to a Fund and to maintain BNY’s good standing with the NSCC and other participants in the financial services industry and that by electing to transfer funds representing Overdraft Amounts BNY does not, even if it has transferred such funds as part of a regular pattern of conduct, waive any rights under this Section 9(c) or assume the obligation it has expressly disclaimed in clause (ii) above and BNY may at any time in its sole discretion and without notice decline to continue to make such transfers;

(iv)       The Fund is at all times obligated to pay to BNY an amount of money equal to the Overdraft Amounts that have not been offset by credits posted to the relevant Service Account subsequent to the transfer of the Overdraft Amount and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by BNY in accordance with the Custody Agreement (as defined in Schedule D), by the Fund immediately upon demand by BNY, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNY pursuant to the eighth paragraph of Schedule D, the Fund’s obligation to repay that amount to BNY pursuant to this Section 9(c)(iv) shall be deemed satisfied; and

(v)       Simultaneously with the execution of this Agreement the Fund will execute the letter agreement attached hereto as Schedule D with BNY as an Affiliated Third Party Institution in which one or more Service Accounts will be established and as the Fund Custodian.

(d)       The undersigned hereby represents and warrants to BNY that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNY or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up-front payments, signing payments or periodic payments made or to be made by BNY to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(e)       No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, BNY’s right to receive payment of its fees and charges for services actually performed hereunder, and the Fund’s obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

(f)       Provisions of this Agreement providing for BNY to receive commercially reasonable compensation or fees and reimbursement of expenses from the Fund for services or a course of conduct it might perform supplemental to the services expressly provided for herein or in circumstances outside the ordinary course of business shall not be diminished to any degree solely due to such compensation, fees and reimbursable expenses not being expressly provided for in the Fee Agreement.

(g)       In the event the Fund or any class, tier or other subdivision of the Fund is liquidated, ceases operations, dissolves or otherwise winds down operations (“Dissolution Event”) or effects a final distribution to shareholders (a “Final Distribution”), the Fund shall be responsible for paying to BNY all fees and reimbursing BNY for all reasonable expenses associated with services to be provided by BNY in connection with the Dissolution Event or Final Distribution, whether provided pursuant to a specific request of the Fund or provided by BNY due to industry standards or due to obligations under applicable law or regulation by virtue of the services previously performed for Fund (“Final Expenses”). The Fund shall (i) as promptly as practicable notify BNY in reasonable detail of actions taken by its Board with respect to any Dissolution Event or Final Distribution or any significant aspect of a Dissolution Event or Final Distribution, and, if requested by BNY, furnish BNY with copies of materials filed with the SEC or other applicable regulatory authority or distributed to shareholders with respect to a Dissolution Event or Final Distribution, (ii) calculate, set aside, reserve and withhold from the Final Distribution or from any distribution subsequent to Board approval of the Dissolution Event or Final Distribution all amounts necessary to pay the Final Expenses and shall notify BNY as far in advance as practicable of any deadline for submitting materials appropriate or necessary for the determination of such amounts, and (iii) provide sufficient staff or make other accommodations to ensure timely payment of Final Expenses as they come due.

10.       Instructions.

(a)       BNY will engage in conduct when so directed by a Written Instruction or an Implementing Communication if the Written Instruction or an Implementing Communication, as appropriate, complies with applicable requirements set forth in this Section 10.

(i)       Written Instructions. Notwithstanding any other provision of this Agreement: (A) unless the terms of this Agreement, Written Procedures or other written agreement between the Fund and BNY expressly provide, in the reasonable discretion of BNY, all requisite details and directions for it to take a specific course of conduct, BNY may, prior to engaging in a course of conduct on a particular matter, whether the course of conduct is proposed by or otherwise originates with BNY or is directed by the Fund in a Fund Communication, require the Fund to provide it with Written Instructions with respect to the particular conduct, and (B) BNY may also require Written Instructions with respect to conduct specified in a Fund Communication if it reasonably determines that the Agreement, Written Procedures or other written agreement between the Fund and BNY provides for the Fund to furnish a Written Instruction in connection with the specified conduct.

(ii)       Implementing Communications. “Implementing Communication” means Fund Communications that are not a Written Instruction and that BNY has determined in accordance with clause (i) above are not required in whole or in part to be the subject of a Written Instruction.

(b)       Subject to the right of BNY to require in accordance with Section 10(a)(i) that conduct directed by a Fund Communication be provided in a Written Instruction, BNY reserves the right to decline to act in accordance with a Fund Communication:

(i)       for a Bona Fide Reason; or

(ii)       if the Fund Communication (or contents thereof) does not constitute in all material respects, in the sole judgment of BNY exercised reasonably, a “Standard Instruction”, which is hereby defined to mean:

(A)       an instruction received by BNY directing a course of conduct substantially similar in all material respects to a course of conduct provided for in a Written Procedure, or

(B)       if a Written Procedure provides for a particular form of instruction to be used in connection with a matter (a “Standard Form”), an instruction received by BNY (I) on the specified Standard Form which responds appropriately to all requirements of the specified Standard Form, or (II) in a format other than the specified Standard Form but conforming in all material respects to, and responding appropriately to all requirements of, the specified Standard Form in BNY’s sole judgment exercised reasonably.

(c) (1) Notwithstanding the right reserved by BNY in Section 10(b) to decline to engage in conduct directed by a Fund Communication that is not a Standard Instruction (such instruction being a “Non-Standard Instruction”), if BNY determines in its sole judgment exercised reasonably that sufficient time exists under the circumstances to evaluate fully and implement the requested conduct it will engage in a Reasoned Consideration.

(2)       BNY will act in accordance with a Non-Standard Instruction solely pursuant to the terms of a mutually agreeable written instrument executed by the Fund and BNY with respect to the conduct constituting the Non-Standard Instruction (such written instrument is referred to herein as an “Accepted Non-Standard Instruction”). For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12. Upon not less than thirty (30) days advance written notice, BNY may for a Bona Fide Reason terminate an Accepted Non-Standard Instruction with respect to its future conduct.

(d) (1) The Fund shall implement reasonable measures to ensure that Fund Communications received by BNY are authorized, accurate and complete and shall have sole and exclusive responsibility for the authorization, accuracy and completeness of such Fund Communications. BNY is not obligated to act, and may refrain from acting, on any Illegible Communication.

(2)       BNY will as promptly as reasonable in consideration of the subject matter of the Fund Communication notify the Fund in a timely manner of its determination that a Fund Communication is an Illegible Communication; provided, however, BNY shall have no duty to discover an Illegible Communication. BNY may act in reliance on Fund Communications as received by it and shall have no duty to inquire into any matter regarding the Fund Communication, including without limitation the validity, authority, truthfulness, accuracy or genuineness of the Fund Communication, or to verify the identity of an individual giving the Fund Communication; provided, however, BNY shall be obligated to verify that the name of any person executing a Written Instruction is listed as an Authorized Person. BNY may assume and rely on the assumption that any Fund Communication is not in any way inconsistent with the provisions of the Fund’s Prospectus or organizational documents, this Agreement or any vote, resolution or proceeding of the Fund’s Board or shareholders. BNY may also rely on and is authorized by the Fund to act in reliance on communications from shareholders of the Fund and from persons reasonably believed to be representatives of shareholders of the Fund with respect to all matters reasonably related to the services provided for herein other than those BNY determine to be not in good order or which it reasonably rejects on other grounds (“Shareholder Communications”, and together with Fund Communications (excluding Fund Communications identified to the Fund as Illegible Communications), “Service Communications”). BNY shall notify the Fund of any such rejections in accordance with Written Procedures.

(e)       Absent Liable Conduct on the part of BNY, BNY shall not be liable to the Fund for any Loss of the Fund, and the Fund shall indemnify and defend BNY in accordance with Section 12 against all Loss, directly or indirectly arising from or incurred due to or in connection with:

(i)       BNY’s reasonable good faith interpretation of a Service Communication;

(ii)       BNY’s reasonable reliance on, or conduct it reasonably engages in pursuant to, a Service Communication;

(iii)       a delay in BNY’s implementing a course of conduct contained in an Illegible Communication;

(iv)       BNY’s failure to engage in conduct requested by a Service Communication with respect to which it has no duty to act;

(v)       any error, omission, inaccuracy, inconsistency, misrepresentation, fraud, forgery or other defect connected to a Service Communication;

(vi)       any failure to receive an item intended to be a Service Communication or the delay of its actual receipt or its receipt in a form, configuration or with contents other than as transmitted;

(vii)       any interception of or unauthorized access to or use of a Service Communication or item intended to be a Service Communication prior to receipt by BNY (with “receipt by BNY” to include electronic receipt at an electronic address within the BNY information system specifically designated by BNY under the terms applicable to that address, as well as physical receipt by BNY at an authorized address specifically designated by BNY); or

(viii)       the invalidity or lack of truthfulness, accuracy, authority or genuineness of a Service Communication.

(f)       In addition to any other provision of this Agreement that may be applicable to a particular Instruction, BNY may include in the writing constituting a Standard Instruction, or in a Standard Form, appropriate operational, procedural and functional terms and provisions, provisions appropriate to its agency role, and provisions appropriate in light of or imposed by applicable law or regulations, rules of the DTCC, NSCC or similar service providers or governmental, regulatory or self-regulatory authority, or Industry Standards. In addition, in the absence of provisions in this Agreement that in the sole judgment of BNY exercised reasonably provide sufficient authority, indemnification, limitations on liability or confidentiality and privacy protections, BNY may require third parties purportedly authorized to act on behalf of or for the benefit of the Fund in connection activities contemplated by this Agreement, or the Fund, to execute a document containing such terms and conditions as BNY may reasonably require prior to engaging in any course of conduct with such third parties.

(g)       BNY may conclusively presume that a Fund Communication has been properly authorized (i) if received by BNY via an electronic transmission method authorized by BNY requiring use of user IDs, passwords, authorization codes, authentication keys or other security mnemonics (“Security Codes”), or (ii) if received by facsimile, email, or other electronic method not requiring Security Codes at a number or address that has been authorized by BNY.

(h)       While reserving its right under this Section 10 to decline to act in accordance with instructions not constituting Written Instructions, BNY may agree to act in accordance with Oral Instructions on a particular matter, and, with respect to each acceptance of Oral Instructions, the Fund agrees that it will deliver to BNY, for receipt by 5:00 PM (Eastern Time) on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the course of conduct contained in the Oral Instructions. Under all circumstances and for all purposes of the Agreement: BNY’s written memorialization of the Oral Instructions shall constitute the Written Instructions applicable to the particular matter; and the validity and authorization of such Written Instructions and of the conduct undertaken by BNY and BNY’s right to rely on such Written Instructions shall not be abridged, abrogated or adversely impacted in any manner.

(i)       In the event facts, circumstances, or conditions exist or events occur, including without limitation situations contemplated by Section 10(d), and BNY reasonably determines that it must take a course of conduct in response to such situation (including a course of action that constitutes taking no action) and must receive an Instruction from the Fund to direct its conduct, and BNY so notifies two Authorized Persons of the Fund, and the Fund fails to furnish Instructions (“Response Failure”), BNY will in good faith seek to determine the appropriate course of conduct in response to the circumstances and will have all rights with respect the conduct taken in good faith in such circumstances (including a course of action that constitutes taking no action) that it would have if the conduct were specified in Written Instructions.

(j)       Any form furnished by the Fund to third parties for use in connection with the activities or services of BNY contemplated by this Agreement that does not constitute a Standard Form or a form that is substantially equivalent in all material respects to a Standard Form (“Non-Standard Form”) shall constitute a Non-Standard Instruction subject to all terms of this Section 10 applicable to Non-Standard Instructions .. BNY may without liability hereunder decline to accept or act upon a Non-Standard Form and the Fund indemnifies and releases BNY for and from all Loss incurred in connection with reasonable conduct BNY engages in in connection with the Non-Standard Form, including accepting or declining to accept or acting or declining to act upon a Non-Standard Form.

11.       Terms Relating to Liability.

(a)       BNY’s sole and exclusive monetary liability to the Fund (and all persons claiming through or for the Fund) under this Agreement shall be for the direct damages (i) that result from BNY’s breaches of the Agreement that constitute the intentional misconduct, reckless disregard, fraud or negligence in the performance of an obligation under this Agreement (“Liable Conduct”), and (ii) that are not excluded by another provision of this Agreement.

(b)       BNY’s maximum aggregate cumulative monetary liability to the Fund and all persons or entities claiming through the Fund, considered as a whole, arising out of or relating to a Loss, the recovery of which is not excluded by another provision of this Agreement, shall not exceed (i) the Fees actually paid to BNY by the Complex for services provided pursuant to this Agreement and any other transfer agency agreement subject to the applicable Fee Schedule Agreement during the twenty-four (24) calendar months immediately preceding the last Loss Date; or (ii) if the last Loss Date occurs prior to the completion of twenty-four (24) full calendar months following the Service Effective Date, the greater of (A) all Fees paid with respect to services rendered to the Complex during the full calendar months that have elapsed subsequent to the Service Effective Date (“Elapsed Months”), or (B) the average monthly amount of Fees paid during the Elapsed Months multiplied by 24. The maximum aggregate cumulative liability of BNY as specified by this Section 11(b) is referred to herein as the “General Damage Cap.”

(c)       Notwithstanding any other provision, and for all purposes, of this Agreement:

Neither party nor its Affiliates shall be liable for any Loss (including Loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: extraordinary forces of nature and natural disasters, such as floods, hurricanes, severe storms (storms with one or more severely destructive forces comparable to hurricane but not meeting technical hurricane criteria), tornados, earthquakes and wildfires; national or local states of emergencies; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; building or area evacuations ordered by lawful authority; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; denial of service attacks; non-performance by third parties (other than subcontractors of BNY for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”). Upon the occurrence of an Event Beyond Reasonable Control, the affected Party shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long as the Event Beyond Reasonable Control or damages caused by it prevail and such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted, including invoking disaster recovery or business continuity plans when applicable.

(d)       BNY shall not be liable for any Loss arising out of any action, omission or conduct of any prior service provider of the Fund or for any failure to discover any action, omission or conduct of any prior service provider of the Fund that caused or could cause Loss.

(e)       Without limiting the indemnification obligations set forth hereunder but notwithstanding any other provision of this Agreement but, in no event shall either party or its Affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable under the Agreement under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other losses which are not direct damages regardless of whether such losses or damages were or should have been foreseeable and regardless of whether any entity or person has been advised of the possibility of such losses or damages, all and each of which such loss is hereby excluded by agreement of the parties.

(f)       No party may assert a claim or cause of action (or, if applicable, commence an arbitration or other alternate dispute resolution proceeding) against BNY or any of its affiliates more than 18 months after such party first becomes aware, or should reasonably have become aware, of the events or occurrences comprising the conduct or alleged conduct upon which the claim, cause of action or dispute resolution proceeding is based.

(g)       Each party shall have a duty to mitigate damages for which the other party may become responsible. BNY shall be permitted to pursue recovery of amounts paid by BNY to persons not entitled to such amounts or payments, including through all available legal remedies, and the Fund agrees to cooperate with BNY (at BNY’s expense and request).

(h)       With respect to securities data, files, reports, information and research furnished to BNY by third parties (not delegated duties, subcontracted or otherwise engaged by BNY to perform the services hereunder on its behalf) and included in the BNY System (“Securities Data”), the Fund acknowledges that BNY makes no warranty concerning the Securities Data and BNY disclaims all responsibility for the Securities Data, including its content, accuracy, completeness, availability or timeliness of delivery, and BNY shall not be liable for Loss caused by Errant Securities Data (as defined below); provided, however, with respect to transaction activity communicated to BNY by the DTCC or NSCC, BNY will maintain commercially reasonable processes and procedures to detect and attempt to resolve rejected transactions. “Errant Securities Data” means Securities Data not being provided to BNY with the content and at the time which is standard for the industry or which is required for or used in the performance of any service provided for in the Agreement.

(i)       If BNY becomes aware of a matter that involves a signature guarantee, signature validation, or any other guarantee or certification regarding a signature, document or instrument, a fraudulent signature, document or instrument, a document or instrument that is alleged to be fraudulently procured, tendered or negotiated, any other matter involving a payment instrument, a payment or funds transfer system, or a payment clearance system, and any other matter that may give rise to a claim for recovery under applicable law or regulation or the rules of an industry utility (such as the NSCC or NACHA), BNY will take commercially reasonable measures to investigate the facts of the matter and upon the conclusion of the investigation provide to the Fund with access to all materials and information gathered during the investigation not subject to a confidentiality obligation to third parties and thereafter, as between the Fund and BNY, any further action on behalf of the Fund or a shareholder in connection with the matter investigated shall be the sole and exclusive responsibility of the Fund. BNY shall cooperate reasonably to provide information in its possession at the time and assist in the resolution in any ongoing investigation conducted by the Fund into such matters. For the avoidance of doubt, upon proper written instruction from the Fund and at the Fund’s expense, BNY shall reasonably cooperate in pursuing and enforcing any claims that, due to BNY’s role as transfer agent or its access to applicable systems, utilities or counterparties, must be asserted or processed by BNY in order to seek recovery.

(j)       BNY shall be entitled to rely on, and engage in conduct based upon, its reasonable interpretation of “Legal Authority” (which is hereby defined to mean all laws and all regulations, rules, legal process and other acts and communications of an official nature of governmental, quasi-governmental bodies, regulatory and self-regulatory bodies) and the analysis and advice of legal counsel, including such reliance and conduct in circumstances when available Legal Authority is in conflict or does not provide unambiguous precedent or guidance. BNY may rely and act in accordance with the analysis and advice of legal counsel that is reasoned notwithstanding the existence or availability of a differing legal analysis or advice or of different interpretations. For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12 and the rights described in Section 12 apply in the event the Fund requests that BNY engage in conduct other than in accordance with BNY’s reasonable interpretation of Legal Authority or reasoned legal analysis or legal advice and BNY engages in such conduct.

(k)       In connection with any dispute or action between the parties to this Agreement, unless recovery of legal fees or expenses is expressly provided for by a particular provision: no party to this Agreement shall be liable to any other party to this Agreement for any costs or expenses of any nature related to legal counsel, legal representation or legal action, including without limitation costs and expenses associated with litigation, threatened litigation and dispute resolution, court costs and costs of arbitration, discovery, experts, settlement and investigation that arise in connection with any claim, indemnification right, action or demand made or sought under this Agreement; each party shall bear its own such costs and expenses.

(l) (1) Any Loss incurred by any party to the Agreement or its Affiliates or any other party, including a current or former Fund shareholder, as a result of fraud by a Shareholder or other person, including without limitation Loss incurred in connection with any one or more of the events or circumstances described immediately below (“Fraud Loss”), shall, as between BNY and the Fund, be the responsibility and liability of the Fund, if in connection with all related purchase and/or redemption transactions BNY complied in all material respects with the Written Procedures applicable to such transactions (“Applicable Procedures”):

(i)       The acceptance, processing, negotiation or crediting to an account of a payment for the purchase of Shares (whether a check, permissible cash equivalent, ACH transfer, wire transfer or other permissible payment instrument or method) that is (A) subsequently determined or claimed to be fraudulent, unauthorized or otherwise invalid, (B) an electronic funds transfer that is returned, reversed, reclaimed or otherwise withdrawn, or (C) an instrument that is dishonored, rejected or returned after the Fund’s hold period on new purchases expires;

(ii)       Multiple deposit, negotiation or other taking possession of the proceeds of a distribution, such as (A) the remote deposit of a check through a “smart phone” or other mobile check-depositing application combined with the cashing of the same check at a check cashing agency, or (B) a shareholder reporting a distribution check as lost, stolen or missing combined with a request for a replacement payment by electronic funds transfer followed by the cashing at a check cashing agency of the check reported lost, stolen or missing; or

(iii)       The receipt in good order and the processing of instructions, whether oral, written, electronic, sent via Internet, automated voice or by other permissible means, regarding the redemption of shares in an account and the distribution of the proceeds of that redemption or any other financial or maintenance transaction, including without limitation changing the bank account of record, that are subsequently claimed to have been given by someone not authorized to issue instructions for that account (including, for avoidance of doubt, instructions given by persons misrepresenting themselves as an account owner or other authorized person who accurately presents required security data elements or otherwise satisfies or complies with security and identity verification protocols);

(2)       To the extent BNY does not follow the Applicable Procedures in all material respects, BNY shall be liable for that portion of the Fraud Loss not otherwise excluded by this Agreement directly arising from such conduct. In the event Fraud Loss is incurred by BNY or its Affiliates and is required to be borne by the Fund pursuant to this Agreement, the Fund agrees to reimburse BNY within a reasonable period following its receipt of a written request from BNY and reasonable evidence of the Fraud Loss provided that the Fund shall have no obligation to reimburse BNY for any Fraud Loss that is the subject of a good-faith dispute until such dispute is resolved.

(m)       This Section 11 shall survive termination of this Agreement.

12.       Indemnification.

(a)       The Fund agrees to indemnify, defend and hold harmless BNY and its affiliates, and to indemnify, defend and hold harmless the Custodian and its affiliates in connection with services it provides pursuant to Section 3(a)(12), and the respective directors, trustees, officers, agents and employees of each, from all Loss arising directly or indirectly from: (i) third party Claims based on conduct of the Fund or a Fund agent, contractor, subcontractor or prior or current service provider; (ii) BNY’s response to legal process from third parties compelling testimony or evidence production in connection with a Claim asserted against the Fund or its agents but not BNY; (iii) Administrative Actions taken in connection with Legal Process Items; (iv) conduct of BNY taken as agent of the Fund pursuant to this Agreement not involving BNY’s Liable Conduct; and (v) a Fund Error or Errant Securities Data. BNY shall have no liability to the Fund or any person claiming through or for the Fund for any Loss to the extent caused by conduct described in the preceding sentence and not arising out of BNY’s Liable Conduct. The Fund shall have no obligation to indemnify BNY for any of the foregoing to the extent arising out of BNY’s Liable Conduct.

(b)       [Reserved]

(c)       In order that the indemnification provisions contained in this Section 12 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party, provided that in such case where the indemnifying party assumes control of the defense of a claim, the indemnified party may participate in the defense of a claim at its own expense. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent. This Section 12 shall survive termination of this Agreement.

13.       Duration and Termination.

(a)       This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until the date which is the third (3rd) anniversary of the Service Effective Date (the “Initial Term”).

(b) (1) This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for an additional term which will continue until the first (1st) anniversary of such renewal date (each such additional term being a “Renewal Term”), unless the Funds acting collectively, on one hand, or BNY, on the other hand, gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate on the last day of the Initial Term or Renewal Term, as applicable, or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(2)       In connection with a termination occurring pursuant to a Non-Renewal Notice or pursuant to a termination notice received under Section 13(c) or 13(d), if Deconversion Services are requested by the Fund BNY shall make commercially reasonable efforts to perform the requested Deconversion Services as of the dates reasonably requested by the Fund, subject to BNY’s existing work and project schedules and the availability of personnel with requisite expertise, and subject to the condition precedent that all parties reasonably expected to receive confidential or proprietary information or intellectual property of BNY in connection with the Deconversion execute a non-disclosure agreement with respect to such information and property satisfactory to BNY. BNY shall not be obligated to perform Trailing Services or Deconversion Services in connection with a termination occurring pursuant to Section 13(f) or a termination pursuant to Section 13(c) due to a failure to pay Fees or Reimbursable Expenses.

(c)       If a party (BNY or any Fund) materially breaches this Agreement (a “Defaulting Party”) the other party (on one hand, BNY; on the other hand, the Funds acting collectively) (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party (BNY or the Funds collectively) (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate), or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed. In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d) (1) Notwithstanding any other provision of this Agreement, if for any reason prior to the expiration of, as appropriate, the Initial Term or the then-current Renewal Term, the Fund gives notice to BNY terminating this Agreement other than pursuant to Section 13(b)(1), 13(c), or 13(f), or gives notice to BNY terminating BNY as the provider of any Service, or a Constructive Termination occurs (individually and collectively, an “Early Termination”), the following terms shall apply, except in the event of a liquidation, acquisition, merger, reorganization, or change of control of the Fund, in which case no Early Termination Fee shall be payable:

(i)       Before the earlier to occur of the effective date of the Early Termination or the commencement date of any significant Deconversion Services, the Fund shall pay to BNY an amount equal to all fees and other charges and amounts that would be due under the Fee Agreement (excluding Reimbursable Expenses if not to be incurred) from such payment date through the expiration of, as appropriate, the Initial Term or the then-current Renewal Term as if services had been performed by BNY and accepted by the Fund during such period in accordance with the Agreement (“Early Termination Fee”). The Early Termination Fee shall be calculated using the average of the monthly fees and other charges and amounts due to BNY under this Agreement during the last three full calendar months immediately preceding, as applicable, the date BNY receives the notice of Early Termination or the date the Constructive Termination occurs, multiplied by the mixed number consisting of the whole and fractional months between, as applicable, the effective date of the Early Termination or date the Constructive Termination occurs, and the expiration date of, as applicable, the Initial Term or the then-current Renewal Term.

(ii)       If the Fund gives notice of Early Termination, or a Constructive Termination occurs, after expiration of the notice period specified in Section 13(b)(1), all preceding references in this Section 13(d) to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(iii)       Company expressly acknowledges and agrees that the Early Termination Fee is not a penalty but a reasonable payment in connection with a termination of services before the receipt of the compensation upon which the fees, costs and expenses, resource commitments and other planning matters related to the Agreement were based and for the costs related to an early decommissioning and redeployment of resources.

(iv)       In the event of an Early Termination, this Agreement will terminate on the last to occur of the date contained in a notice of Early Termination, the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(2)       In the event Section 13(d)(1) becomes applicable due to a termination of this Agreement by a Fund and less than all Funds terminate this Agreement, or in the event Section 13(d)(1) becomes applicable due to a termination of Services and less than all Services are terminated with respect to all Funds, then this Agreement will remain in full force and effect with respect to all Funds and services not terminated.

(3)       For clarification with respect to Section 13(d): the transfer of a Fund to another transfer agency service provider shall constitute a termination (or Constructive Termination) of this Agreement by the Fund transferred.

(e) (1) In connection with any termination of this Agreement, whether with respect to the Fund alone or in conjunction with other Funds, the Fund shall pay to BNY the amounts described in clauses (A) and (B) below not later than the “Payment Date”, which is hereby defined to mean (i) the effective date of the termination of the Agreement or Service (whether such date is determined by the sending of a Non-Renewal Notice, by designation of a date in a notice of termination or due to the occurrence of a Constructive Termination), or, (ii) if either of the following, or both, should occur before such effective date of termination, the date that either of the following first occurs: (aa) the date of cessation of a substantial portion of the Services, or (bb) the date that a Deconversion is scheduled to commence:

(A)       any Fees and Reimbursable Expenses that may be owed by the Fund pursuant to Section 9(a) for services performed by BNY pursuant to the Agreement through and including the Payment Date (whether already invoiced, pending invoice or estimated in good faith);

(B)       the amount estimated in good faith by BNY (“Good Faith Estimate”) for:

(I)       any services to be provided by BNY following the Payment Date that may relate to a cessation of operations or the winding up of the affairs of the Fund or a termination of the Agreement, including by way of example and not limitation, answering general shareholder inquiries, furnishing historical shareholder account information to authorized parties, providing tax services with respect to transactions occurring before the termination such as the filing of final tax forms, maintaining a Service Account for checks not yet cleared, and compliance with record retention requirements (“Trailing Services”), at the fees set forth in the Fee Agreement or, if applicable fees are not provided for therein, at commercially reasonable rates, and

(II)       the reasonable out-of-pocket expenses expected to be incurred in performing the Trailing Services (“Reimbursable Trailing Expenses”); and

(III)       if BNY is requested to perform any Deconversion Services (as defined below): (I) fees and charges of BNY for such Deconversion Services at the rates set forth in the Fee Agreement or, if applicable fees are not provided for therein, fees at commercially reasonable rates, and (II) amounts to reimburse BNY for any reasonable out-of-pocket expenses reasonably expected to be incurred in performing the Deconversion Services. “Deconversion Services” means a Deconversion and any and all other measures taken and conduct engaged in by BNY associated with any transfer or movement of files, records, materials or information or a conversion thereof, including but not limited to the transfer, movement or duplication of any files, records, materials or information and any conversion of such from the formats and specifications of the BNY System to the formats and specifications of a successor service provider or as otherwise specified by the Funds. BNY’s obligation to perform any Deconversion Services is expressly conditioned on the prior performance by the Funds, to BNY’s reasonable satisfaction, of their obligations under Section 3(a)(12)(C)(ii).

(2)       For avoidance of doubt: to the extent BNY performs any services pursuant to Section 3 or Schedule C of the Agreement subsequent to the Payment Date, the Fund shall pay for such services upon being invoiced for such services in accordance with the terms of the invoice. In addition, to the extent Services are performed during a period for which an Early Termination Fee has been paid, the amount of Early Termination Fee paid for that period shall be applied as credit against the fees and other charges and amounts owed by the Fund for such period.

(3)       Within 120 days following the Deconversion (or final Deconversion if more than one):

(A)       BNY shall determine any (i) amounts payable by the Fund for services provided pursuant to Section 3 or Schedule C of the Agreement that have not been paid, (ii) amounts payable by the Fund for Trailing Services, for reimbursement of reasonable out-of-pocket expenses incurred in performing the Trailing Services, for Deconversion Services and for reimbursement of reasonable out-of-pocket expenses incurred in performing the Deconversion Services that have not been paid by the Fund, whether or not included in whole or in part in the Good Faith Estimate, and (iii) amounts paid by the Fund pursuant to Sections 13(e)(1)(B) and 13(e)(2) in excess of amounts actually owed by the Fund to BNY for the services indicated therein; and

(B)       BNY shall net the amounts determined in accordance with clause (A) above and notify the Fund whether BNY owes money to the Fund or the Fund owes money to BNY and the amount owed; and

(4)       Within thirty (30) days following the invoice provided Section 13(e)(3)(B), BNY will pay the Fund any amount it owes the Fund and the Fund shall pay BNY any amount it owes BNY.

(f)       Subject to applicable law:

A party hereunder is an “Insolvent Party” if it: (i) commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or if there is commenced against it any such case or proceeding; (ii) commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for itself or for any substantial part of its property or if there is commenced against it any such case or proceeding; (iii) makes a general assignment for the benefit of creditors; or (iv) states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Notwithstanding any other provision of this Agreement, upon the happening of any event or circumstance making a party an Insolvent Party (an “Insolvency Event”), the other party hereunder (the “Solvent Party”) may in its sole discretion terminate this Agreement immediately (and, for clarification, in the event of a termination hereunder effected by BNY, immediately cease providing all services) by sending notice of termination to the Insolvent Party. The Solvent Party may exercise its termination right under this Section 13(f) at any time following the occurrence of the Insolvency Event notwithstanding that the Insolvency Event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Solvent Party of its termination right under this Section 13(f) shall be without any prejudice to any other remedies or rights available to the Solvent Party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding clause (iii) of Section 15, notice of termination under this Section 13(f) shall be considered effective when sent.

(g)       References in this Agreement to a termination of the Agreement on or as of a particular day or date, unless specifically stated to be otherwise, means that termination occurs at 11:59 PM on the particular day or date.

(h)       Any termination of this Agreement or Services must occur in accordance with the provisions of this Section 13.

14.       Policies and Procedures.

(a)       BNY shall perform the services provided for in this Agreement in accordance with the written policies, processes, procedures, manuals, documentation and other operational guidelines of BNY governing the performance of the services in effect at the time the services are performed (“Standard Procedures”). BNY represents that its Standard Procedures are reasonably designed to support the performance of the Services in a manner consistent with the standard of care set forth in this Agreement and with generally accepted industry practices applicable to registered transfer agents providing similar services. BNY may embody in its Standard Procedures, including Standard Procedures for determining whether an instruction it receives is “in good order” (“IGO”) or is “not in good order” (“NIGO”), and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with generally accepted industry practices, principles or standards (“Industry Standard”). Likewise, when in connection with a providing a service, including IGO and NIGO determinations, BNY is required to engage in conduct for which it does not have a Standard Procedure or Standard Procedures only partially address the facts and circumstances of a particular issue, BNY may engage in and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with Industry Standards. In making the decisions described in the foregoing sentences BNY may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances. For clarification: the published guidelines of the Securities Transfer Association shall constitute an Industry Standard on the subject matter addressed therein. BNY may revise the Standard Procedures in accordance with the provisions of this Section 14(a).

(b) (1) Notwithstanding any other provision of this Agreement, in the event facts, circumstances or conditions exist or events occur which would require a service to be provided hereunder other than in accordance with BNY’s Standard Procedures, or if BNY is requested by the Fund, or a third party authorized to act for the Fund, to deviate from a Standard Procedure in connection with the performance of a service hereunder or institute a service or procedure with respect to which there is no Standard Procedure (collectively, a “Non-Standard Procedure”), then BNY will engage in a Reasoned Consideration.

(2)       A Non-Standard Procedure that BNY agrees to implement in a written instrument executed by the Fund and BNY is referred to herein as an “Exception Procedure” and BNY shall obligated to perform a Non-Standard Procedure only to the extent expressly provided for in an Exception Procedure. For the avoidance of doubt, conduct engaged in pursuant to an Exception Procedure is included within the conduct described in clause (b) of Section 12. Upon not less than thirty (30) days advance written notice BNY may terminate an Exception Procedure for a Bona Fide Reason.

(c)       In the event that Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Standard Procedure, BNY will cooperate to furnish such materials as it may have in its possession at the time of the request without cost to the Fund, but the Fund agrees to reimburse BNY for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.

(d)       If in the course of acting in accordance with an Exception Procedure, BNY encounters questions, issues or uncertainty of a legal or other nature as to the appropriate course of conduct under the Non-Standard Procedure, the Fund agrees that any expenses incurred by BNY in consulting with third parties, such as, without limitation, attorneys, auditors or accountants, to resolve the questions, issues or uncertainty shall be the responsibility of the Fund to be paid upon being invoiced by BNY. Prior to engaging any such third party BNY shall advise the Fund it is doing so and the Fund shall have the option of obtaining such consulting services on its own from consultants reasonably satisfactory to BNY and providing the results to BNY. For the avoidance of doubt, conduct engaged in pursuant to this Section 14(d) is included within the conduct described in clause (b) of Section 12.

15.       Notices. Notices permitted or required by this Agreement shall be in writing and:

(i)       addressed as follows, unless a notice provided in accordance with this Section 15 shall specify a different address or individual:

(A)       if to BNY, to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Legal Department; and

(B)       if to the Fund, [Name of Fund] 4000 Ericsson Drive, Warrendale, PA 15086-7561, Attention: President. With a copy to: Federated Investors Inc., 1001 Liberty Avenue, Pittsburgh, PA 15222, Attention: General Counsel;

(ii)       delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient; and

(iii)       deemed given on the day received by the receiving party.

16.       Amendments.

(a)       This Agreement, or any term thereof, including without limitation the Schedules hereto, may not be amended, changed, modified, supplemented, rescinded, terminated, cancelled, or discharged orally or in any other manner except by an agreement signed by the Parties set out in writing, excluding emails, specifically referencing that it is, as applicable, an amendment, change, modification, or supplement to or rescission, termination, cancellation, or discharge of this Agreement.

(b)       Notwithstanding subsection (a) above, in the event an officer of the Investment Company or other person acting with apparent authority on behalf of the Investment Company requests in writing, including by email, that BNY perform some or all of the services provided for in this Agreement for a Portfolio not listed on Schedule B, as amended, and such Portfolio accepts such services and the relevant Investment Company, Portfolio or other party pays amounts provided for in the Fee Agreement as Fees and Reimbursable Expenses, then in the absence of an express written statement to the contrary, documented in accordance with subsection (a) above, such services are provided in accordance with the terms of this Agreement, Schedule B is deemed amended to include the particular Portfolio and the Portfolio shall be bound by the terms of this Agreement with respect to all matters addressed herein, except that BNY may at any time thereafter terminate such deemed amendment to this Agreement, and terminate services to such Portfolio, if within 60 days of the first such acceptance of services by the Portfolio the Investment Company and BNY do not execute an written amendment to Schedule B on terms mutually acceptable to BNY and the Investment Company in their respective sole discretion. BNY and the Investment Company each reserve the right to negotiate terms appropriate to such additional Portfolios which differ from the terms herein.

17.       Assignment; Subcontracting. Except as expressly provided in this Section 17, no party may assign, transfer or delegate this Agreement, or assign or transfer any right hereunder or assign, transfer or delegate any obligation hereunder, without the written consent of the other party and any purported assignment, transfer or delegation in violation of this Section 17 by a party shall be voidable at the option of the other party. For clarification: “assign,” “transfer” and “delegate” as used in the foregoing sentence are intended to mean conveyances, whether voluntary or involuntary, whether by contract, a sale of a majority or more of the assets, equity interests or voting control of a party, merger, consolidation, dissolution, insolvency proceedings, court order, operation of law or otherwise, which fully and irrevocably vest in the assignee, transferee or delegatee, as applicable, some or all rights and/or obligations under the Agreement and fully and irrevocably divest the assignor, transferor or delegator, as applicable, of some or all rights and/or obligations under the Agreement. Notwithstanding the foregoing, and without the prior written consent of any party: To the extent appropriate under rules and regulations of the NSCC, BNY may satisfy its obligations with respect to services involving the NSCC through an Affiliate that is a member of the NSCC by delegation or subcontracting; BNY may assign, transfer and delegate this Agreement to an Affiliate and assign, transfer and delegate this Agreement in connection with a sale or transfer of a majority or more of its assets, equity interests or voting control, provided that BNY gives the Investment Company sixty (60) days’ prior written notice of such assignment, transfer or delegation, such assignment, transfer or delegation does not impair the Investment Company’s receipt of services under this Agreement in any material respect, and the assignee, transferee or delegatee agrees to be bound by all terms of this Agreement in place of BNY; and BNY may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its liabilities hereunder and BNY shall require any such third party to adopt confidentiality and privacy measures that are no less protective of the Fund’s Confidential Information than those required by the provisions set forth in this Agreement.

18.       Signatures; Counterparts. This Agreement may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Agreement physically delivered, on a copy of the Agreement transmitted by facsimile transmission or on a copy of the Agreement transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Agreement by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Agreement or of executed signature pages to counterparts of this Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Agreement and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Agreement.

19.       Miscellaneous.

(a)       Entire Agreement. This Agreement, and the related Fee Agreement, embody the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and therein and supersedes all prior agreements, understandings, proposals, responses to requests for proposal, memoranda of understanding or memoranda of any other nature, terms sheets, letters of intent and communications of any other nature relating to such subject matter.

(b)       Non-Solicitation. During the effectiveness of this Agreement and for one year thereafter, the Fund shall not, directly or indirectly, knowingly solicit or recruit for employment or hire, or make a recommendation, or referral or otherwise knowingly assist or facilitate the solicitation or recruitment of any BNY employee, for employment by any other entity. To “knowingly” solicit, recruit, hire, assist or facilitate, within the meaning of this provision, does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by another entity if the BNY employee was identified solely as a result of the BNY employee’s response to a general advertisement in a publication of trade or industry interest or other similar general solicitation.

(c)       Changes That Materially Affect Obligations.

(1)       The Fund agrees to provide BNY with at least 30 days advance written notice of any new or modified Company Standard (as defined below) that could reasonably require revised or new Conduct, including without limitation revisions or additions to, or new, Shareholder Materials; provided, however, in the event 30 days’ advance notice is not reasonably practicable under particular circumstances, the Fund shall provide as much advance notice as is reasonably practicable under those circumstances (“Available Notice”), but acknowledges and agrees that less than 30 days’ notice may adversely impact BNY’s ability to perform an obligation hereunder or to respond to the Company Standard Change in a manner contemplated by Section 19(c)(2) and that BNY shall have no liability and shall not be in breach of this Agreement or any performance standard if due in whole or in part to the Available Notice it is unable to perform an obligation in accordance with this Agreement. “Company Standards” means, collectively, as of a point in time that Company Standards is being determined, each feature, policy, procedure, service, operation, parameter or other aspect of whatsoever nature of the Fund that impacts or influences in any manner BNY’s provision of the Services or performance of an obligation, including without limitation all contents of the Fund’s Shareholder Materials.

(2)       Notwithstanding any other provision of the Agreement, including without limitation the description of services in Section 3:

(A)       To the extent that any obligation, Service or course of conduct of BNY provided for hereunder is configured or performed as it is at a particular time in whole or in part due to Company Standards, standards imposed by clearing corporations or other industry-wide service bureaus or organizations, or laws, rules, regulations, orders or legal process in effect at such time (“Service Requirements”) and BNY’s performance of that obligation, Service or course of conduct in compliance with any new or modified Service Requirement requires that BNY develop, implement or provide a new or modified service, process, procedure, resource, functionality or conduct (“New Service”), or a new or modified Service Requirement requires that BNY develop, implement or provide a New Service to remain in compliance with the Agreement, or the Fund requests that BNY develop, implement or provide a New Service, BNY shall be obligated to develop, implement or provide the New Service only in accordance with a written amendment to this Agreement entered into in its discretion.

(B)       If in order to perform an obligation under this Agreement BNY develops, implements or provides a New Service that it may not be obligated to develop, implement or provide pursuant to subsection (A) above but that it develops, implements and provides for clients generally due to a new or revised Service Requirement, BNY it shall entitled to commercially reasonable fees and reimbursement of reasonable expenses for such development, implementation and performance if it elects to invoice Company for such, or to such other fees, charges or expense reimbursement as may be mutually agreed by the parties.

(d)       Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)       Requested Information and Documentation. The Fund will provide in a timely manner such information and documentation as BNY may reasonably request in connection with providing services under this Agreement and BNY will not be liable for any Loss incurred by the Fund due to a failure or delay in providing such information or documentation.

(f)       Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to its principles of conflicts of law that would apply the law of another jurisdiction. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act (“UCITA”), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the “opt out” provisions contained therein. The parties hereby waive any right they may have to trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement.

(g)       Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

(h)       Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to those certain provisions providing for rights of the Custodian or obligations of the Fund with respect to the Custodian, and those certain provisions benefitting Affiliates of the parties, this Agreement is not for the benefit of any other person or entity and there shall be no third party beneficiaries hereof. Unless expressly provided to the contrary herein: the parties to the Agreement alone shall have the right to enforce its provisions and any action to enforce the Agreement by a person not a party shall be void.

(i)       No Representations or Warranties. Except as expressly provided in this Agreement, BNY hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. BNY disclaims any warranty of title or non-infringement.

(j)       Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNY’s Affiliates are financial institutions, and BNY may, as a matter of policy, request (or may have already requested) the name, address and taxpayer identification number or other government-issued identification number of the Fund or others, and, if such other is a natural person, that person’s date of birth. BNY may also ask (and may have already asked) for additional identifying information, and BNY may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k)       Use of “Fund”. In the event “Fund” as used in this Agreement refers to Portfolios listed on Schedule B, notwithstanding such use, the Investment Company bears to the extent permitted by law all responsibilities, obligations, liabilities and duties of all such Portfolios to the extent not performed by such Portfolios; provided, however, notwithstanding the foregoing, no assets of one Portfolio of the Investment Company shall be subject to the liabilities of any other Portfolio of the Investment Company.

(l)       Additional Fund Adoption. Notwithstanding anything in this Agreement to the contrary, if BNY is requested orally or in writing to furnish any service provided for in this Agreement to any investment company that is not a party to this Agreement or any class, tier, portfolio, series or other subdivision of an investment company that is not party to this Agreement (“Additional Fund”) by any representative of a Fund who BNY reasonably believes also to be a representative of the Additional Fund, and BNY provides such service to such Additional Fund, then, from the date BNY commences providing such service, such Additional Fund shall be deemed a party to and bound by the terms and conditions of this Agreement with respect to all matters addressed herein even in the absence of a writing by such Additional Fund agreeing to be so bound by this Agreement and Schedule B shall be deemed amended to include the Additional Fund.

(m)       Requests to Transfer Information to Third Parties. In the event that the Fund, other than pursuant to a Standard Procedure, whether by Written Instructions, Fund Communications or otherwise, requests or instructs BNY to send, deliver, mail, transmit or otherwise transfer to a third party which is not a subcontractor of BNY and which is not the DTCC, NSCC or other SEC-registered clearing corporation, or to make available to such a third party for retrieval from within the BNY System, any information in the BNY System: BNY may decline to provide the information requested on the terms contained in the request due to legal or regulatory concerns, transmission specifications not supported by BNY, or other good faith or bona fide business reasons, but will in good faith discuss the request and attempt to accommodate the Fund with respect to the request, and BNY will not be obligated to act on any such request unless it agrees in writing to the terms of the information transfer. In the event BNY so agrees in writing to transfer information or make it available within the BNY System: the Fund shall pay a reasonable fee for such activities upon being invoiced for same by BNY; BNY shall have no liability or duty with respect to such information after it releases the information or makes it available within the BNY System, as the case may be, provided BNY does not commit Liable Conduct when executing the express instructions of the written information transfer request; BNY shall be entitled to the indemnification provided for at Section 12 pursuant to clause (b) in connection with the activities contemplated by any such written information transfer request, including for the avoidance of doubt third party claims; and BNY may conclusively presume without a duty of independent verification that the Fund has received all applicable third party authorizations.

(n)       Service Indemnifications; Survival. Any indemnification provided to BNY by the Fund in connection with any service provided under the Agreement, including by way of illustration and not limitation, indemnifications provided in connection with an Accepted Non-Standard Instruction and indemnifications contained in any agreements regarding an Exception Procedure (“Service Indemnifications”), shall survive any termination of this Agreement, and in addition shall apply to the provision of Trailing Services by BNY following a termination. In addition, Sections 4, 5, 7, 10(d), (e), (g) - (i), 11, 12, 13(e), 19(e), (i), (m), (n) and (s) and provisions necessary to the interpretation of such Sections and any Service Indemnifications and the enforcement of rights conferred by any of the foregoing shall survive any termination of this Agreement. In the event the Board of the Fund authorizes a liquidation of the Fund or termination of the Agreement, BNY may require as a condition of any services provided in connection with such liquidation or termination that the Fund make provisions reasonably satisfactory to BNY for the satisfaction of contingent liabilities outstanding at the time of the liquidation or termination.

(o)       Compliance with Law. Each of BNY and the Fund agrees to comply in all material respects with the respective laws, rules, regulations and legal process applicable to the operation of its business. For clarification: With respect to BNY, the foregoing requires compliance with laws, rules, regulations and legal process applicable to BNY directly, not derivatively by virtue of providing services to the Fund. The Fund agrees that BNY is not obligated to assist the Fund with, or bring the Fund into, compliance with laws, rules, regulations and legal process applicable to the Fund, except where BNY has expressly agreed to assume such an obligation hereunder and then it is obligated only to perform strictly in accordance with the express terms of the assumed obligation.

(q)       Enterprise Nature of Services. Notwithstanding any other provision of this Agreement, in furnishing the services provided for in this Agreement or any component or segment of such services BNY may utilize any combination of its own employees, facilities, equipment, systems and other resources and the employees, facilities, equipment, systems and other resources of its Affiliates, including employees, facilities, equipment, systems and other resources shared by BNY and its Affiliates, and BNY may satisfy its obligations under this Agreement directly or through Affiliates. References to employees, facilities, equipment, systems or other resources of BNY in this Agreement shall mean employees, facilities, equipment, systems or other resources of BNY and its Affiliates considered collectively. Notwithstanding the foregoing, nothing in this Section 19(q) shall have the effect of transferring any obligation of BNY to any other entity, including Affiliates.

(r)       Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that includes BNY and provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, regulatory reporting, sales, administration, operations, technology services, product, client and client-customer communications, relationship management, storage and record retention, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more Affiliates and subsidiaries of the BNY Group, joint ventures and third-party service providers (the “Centralized Providers”). Notwithstanding any other provision of the Agreement and subject to the confidentiality obligations herein, the Fund consents to the foregoing centralization of functions, the receipt of services hereunder through the Centralized Functions, BNY’s disclosure of Fund information, including Fund Confidential Information, to the Centralized Providers, BNY’s use of such information in connection with the Centralized Functions, and BNY’s storage of names and business addresses of Fund employees and employees of its Affiliates and sponsors with the Centralized Providers. In addition, the Fund consents to BNY’s use of Fund Confidential Information to analyze and improve product and service performance and for internal research and development activities, and to the BNY Group’s aggregation of Fund Confidential Information on an fully anonymized basis with other similar client data for product and service development and distribution, for general marketing purposes and for producing market or similar analyses for its clients, provided that in any such case Fund Confidential Information cannot be identified or derived from any such aggregated and anonymized data. The BNY Group shall possess all ownership rights with respect to such aggregated anonymized data.

(s)       No Interpretation Against A Party. All parties to the Agreement have had access to and use of legal counsel to the extent each has deemed sufficient and hereby irrevocably and unconditionally waive any claim or defense that this Agreement, or any provision of this Agreement, should be interpreted or construed against a party solely on the basis that the particular party drafted or was responsible for the drafting of the Agreement or a particular provision.

(t)       Funds Added After Effective Date. Each Fund that becomes a party to this Agreement pursuant to Section 16(b) or 19(l) agrees to be bound by all terms of this Agreement as if an original signatory hereto and, in addition, each Custodied Portfolio that becomes a party to this Agreement after the Effective Date further agrees to be bound by Schedule D as if an original signatory thereto.

(u)       Ancillary Agreements. The terms of this Agreement shall be deemed incorporated into all agreements entered into between BNY and the Funds, or persons acting on behalf of the Funds, such as an investment advisor, that are ancillary to the transfer agency and shareholder servicing relationship created by this Agreement, such as, for purposes of illustration and not exclusion, the Fee Agreement and a Gain/Loss Policy, and shall be interpreted in accordance with, governed by and subject to the terms of this Agreement.

(v)       Insurance. BNY shall maintain insurance coverage, including without limitation cyber insurance, with reputable and financially responsible insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business; provided, however, BNY shall have the right to self-insure in lieu of such coverage with insurance companies or associations.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Transfer Agency And Shareholder Services Agreement to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Agreement by Electronic Signature, affirms authorization to execute this Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.	EACH OF THE INVESTMENT COMPANIES LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY

By: /s/Meghan Palleria	By: /s/ Peter Germain
Name: Meghan Palleria	Name: Peter Germain
Title: Senior Director	Title: Executive Vice President

SCHEDULE A

Definitions

As used in this Agreement:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Affiliate” means, with respect to BNY, an entity controlled by, controlling or under common control with BNY, and with respect to the Fund, all investment advisors and investment subadvisors to the Fund and an entity controlled by, controlling or under common control with an investment advisor or investment subadvisor to the Fund.

“Authorized Person” means (i) with respect to the Fund, each individual identified to BNY as an Authorized Person on the then-current version of Schedule E, and (ii) with respect to BNY, employees designated in writing as authorized to receive facsimile transmissions or emails, or both, as Written Instructions (as provided in the definition of Written Instructions). Any limitation on the authority of an Authorized Person of the Fund to give Instructions must be expressly set forth in Schedule E next to the individual’s name. All references to “Schedule E” herein mean Schedule E attached hereto as constituted on the Effective Date, and thereafter as it may be amended from time to time (deemed or in writing) pursuant to Section 16.

“BNY” means The Bank of New York Mellon, a New York chartered commercial bank and affiliate of BNY, and its lawful successors and assigns.

“BNY Trust” means BNY Mellon Investment Servicing Trust Company, an affiliate of BNY, and its lawful successors and assigns.

“Board” means the Fund’s Board of Directors or Board of Trustees, as applicable.

“Bona Fide Reason” means a bona fide legal, commercial or business reason including by way of example and not limitation the following:

(i)       the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard or a Written Procedure;

(ii)       the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement or constitutes a change to a service;

(iii)       the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature;

(iv)       the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement or constitutes a unilateral amendment of the Agreement;

(v)       the course of conduct imposes on BNY a risk, cost, liability or obligation not contemplated by this Agreement with potentially adverse consequences to BNY incurred from sources external to BNY, including without limitation, for illustration and not limitation: sanction, criticism, fines, penalties, examination comments or special examination of a governmental, regulatory or self-regulatory authority; civil, criminal or regulatory action; a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry; or significant reputational harm.

(vi)       the course of conduct imposes on BNY a risk, cost, liability or obligation not contemplated by this Agreement related to internal matters, such as, without limitation: imposes costs and expenses on BNY that are not adequately recovered by payments the Fund indicates it is willing to pay and BNY reasonably anticipates disputes over invoices; contemplates higher or additional performance standards; adds gain/loss, operational, strategic, compliance or credit risk; requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement; requires more than an incidental increase in the resources required to provide services to the Fund; or is reasonably likely to result in a diversion of resources or disruption in established work flows, course of operations or functioning of controls;

(vii)       the course of conduct requires technology, personnel with technological expertise, a technology service or product or another resource that is not available on a commercially reasonable basis or constitutes a service or function that is not closely related to services commonly performed by organizations acting as transfer agents, registrars, dividend disbursing agents and shareholder servicing agents to SEC-registered open-end investment companies; or

(viii)       BNY lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iii) or (v) do not exist and the Funds and BNY fail to reach agreement on a reasonable method of paying any expense of obtaining such information.

“Claim” means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, claim for indemnification, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

“Code” means: (i) when reference is made to a specific Section of the “Code”, the Internal Revenue Code as amended through the date of reference, otherwise (ii) the Internal Revenue Code as amended through the relevant date, the regulations promulgated by the IRS under the Internal Revenue Code, as amended through the relevant date, and the revenue rulings, revenue procedures, technical advice memorandums, notices and announcements published by the IRS with respect to the Internal Revenue Code, as amended through the relevant date.

“Complex” means all investment funds or other pooled investment vehicles for which BNY provides transfer agency services and that are, at the applicable time, parties to the fee schedule agreement associated with this Agreement (the “Fee Schedule Agreement”), including, for the avoidance of doubt, the Fund and any other fund serviced by BNY pursuant to a separate transfer agency agreement but subject to the same Fee Schedule Agreement.

“Conduct” or “Course of Conduct” (both capitalized and uncapitalized) means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

“Constructive Termination” means events or circumstances that make it impractical or impossible for BNY to perform some substantial portion or all of the services as contemplated by the Agreement on the Effective Date, including without limitation, for clarification, liquidations whether or not pursuant to plans of liquidation or reorganization.

“Control” and “control” means direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity’s directors, trustees or similar persons performing policy-making functions.

“Deconversion” means the completion of the transfer of Fund data, information and records from the production database and production environment of the Fund in the BNY System to the production database and production environment of the Fund in the computer system of a successor transfer agency services provider with the intention that on the next occurring business day such successor service provider will perform transfer agency services for the Fund utilizing such transferred data, information and records.

“Dedicated Personnel” means individuals employed by or under contract with BNY whose primary duty is providing services to or on behalf of the Fund.

“DTCC” means the Depository Trust Clearing Corporation, and its successors and assigns.

“External Research” means consultation with and the written opinions, analysis, research or other work product of third party technical specialists, legal counsel or other advisors, consultants or professionals.

“FinCEN” means the Financial Crimes Enforcement Network of the U.S. Department of the Treasury.

“Fund Communication” means any Instruction, direction, inquiry, notice, instrument, data, file or other information or communication of whatsoever nature BNY receives, or reasonably believes it received, from the Fund through in-person interaction or a communications media of any nature, including without limitation communications media currently existing, such as telephone, facsimile transmission, telegraph, telegram, US Postal Service, personal delivery, private courier, commercial courier, electronic mail (email), private messaging systems, virtual private networks, or messaging systems constituting part of an industry utility (such as the NSCC) service, and communications media that may be developed in the future.

“Fund Error” means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to BNY or the Custodian or by other act or omission requiring Remediation Services.

“Fund Shares” (see “Shares”)

“Illegible Communication” means a Fund Communication that BNY in good faith determines:

(i)       is vague, ambiguous or incomplete;

(ii)       contains one or more errors that are not reconcilable or rectifiable on the face of the communication;

(iii)       was received too late to be acted upon in accordance with its terms;

(iv)       is incapable of being implemented due to a failure to meet applicable specifications or system requirements;

(v)       is in conflict with a previous or contemporaneous Fund Communication; or

(vi)       is incapable of being executed pursuant to the applicable Written Procedure or performance standard due to directions that are incompatible with the Written Procedure or performance standard or other communication defect.

“in good order” means in accordance with all applicable requirements set forth in the Written Procedures, including receipt of any required supporting documentation.

“Instructions” means Oral Instructions and Written Instructions considered collectively or individually.

“Intellectual Property Rights” means copyright, patent, trade secret, trademark and any other proprietary or intellectual property rights.

“Internal Research” means consultation with and the written opinions, analysis, research or other work product of (i) individuals employed by or under contract with BNY who are not Dedicated Personnel, and (ii) individuals who are Dedicated Personnel but the consultation or opinions, analysis, research or other work product is not incidental to the services performed by such individual for the Fund.

“IRS” means the Internal Revenue Service of the U.S. Department of the Treasury.

“Loss” and “Losses” means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments or payment obligations, reimbursements, adverse monetary consequences or monetary liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim or out of any obligation of one party to the other under this Agreement, including any obligation to indemnify and defend, and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

“Loss Date” means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

“NACHA” means the National Automated Clearing House Association.

“NSCC” means the National Securities Clearing Corporation, and its successors and assigns.

“Oral Instruction” means an instruction (i) given to BNY by voice in person, or in a person-to-person conversation over a telephone connection, by an Authorized Person of the Fund (or by a person reasonably believed by BNY to be an Authorized Person of the Fund). BNY may, in its sole discretion in each separate instance, consider and rely upon an instruction it receives from an Authorized Person via electronic mail as an Oral Instruction (other than when electronic mail is used in the manner described in the definition of Written Instruction for delivery of a Written Instruction, in which case the definition of Written Instruction will control).

“Portfolio” means each separate subdivision of the Investment Company, whether characterized or structured as a portfolio, tier, series or otherwise, but excludes classes unless for purposes of Sections 18(f)(1) and 18(f)(2) of the 1940 Act and Rules 18f-2 and 18f-3 promulgated by the SEC under the 1940 Act the class must be provided with rights and liabilities separate and distinct from all other subdivisions of the Investment Company.

“Prospectus” means the prospectus of the Fund (i) on the Effective Date, and (ii) after the Effective Date with such changes to the offering memorandum on the Effective Date made in compliance with Section 19(c), including for clarification Section 19(c)(2).

“Reasoned Consideration” means the following:

(i)       BNY will in good faith consider implementing a Non-Standard Instruction or Non-Standard Procedure, as applicable, if the Fund requests such in writing (including via e-mail) to its Customer Service Officer and provides all written materials, including descriptions, specifications, business requirements and responses to questions of BNY, that in the sole judgment of BNY exercised reasonably are appropriate to fully evaluate the request.

(ii)       BNY will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Instruction or Non-Standard Procedure, as applicable, BNY will notify the Fund of the Research required by BNY and resume the evaluation only if the Fund obtains and provides all Research required by BNY or if the Fund authorizes BNY in a writing reasonably satisfactory to BNY to obtain the required Research at the Fund’s cost and expense.

(iii)       BNY may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are partially or fully furnished, decline without liability or further obligation to implement a Non-Standard Instruction or Non-Standard Procedure, as applicable, (i) for a Bona Fide Reason, (ii) if it determines in its sole judgment exercised reasonably based on the course of discussions that it and the Fund will be unable to agree in writing to mutually satisfactory terms and conditions governing the Non-Standard Instruction or Non-Standard Procedure, as applicable, including without limitation appropriate procedures, indemnification and payment terms, or (iii) solely with respect to a Non-Standard Instruction, insufficient time remains at that point in time to fully evaluate and implement the requested alternative to the applicable Standard Instruction.

“Remediation Services” means the additional services required to be provided hereunder by BNY or the Custodian in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.

“Research” means either or both of External Research and Internal Research.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Services” means the services described in Section 3 and Schedule C of the Agreement.

“Service Effective Date” means the date following the completion of all implementation services, in the case of a Fund that is a new start-up Fund, or the date following the completion of all conversion services, in the case of Fund that BNY will be providing services to as a successor service provider, that the first live transaction is processed by the BNY System for a public customer of the particular Fund on a production basis.

“Shareholder Materials” means the Fund’s Prospectus and statement of additional information or disclosure materials of similar function, such as a private offering memorandum , and any other materials relating to the Fund provided to Fund shareholders by the Fund.

“Shares” or “Fund Shares” means the shares or other units of beneficial interest of each Fund.

“Written Instruction” means:

(1)       an instruction in the English language typed on paper or typed in electronic form in a format intended to represent virtually one or more paper pages:

(A)       that is a Standard Instruction, or if not a Standard Instruction, an Accepted Non-Standard Instruction;

(B)       that if typed on paper is signed manually by an Authorized Person of the Fund (or a person reasonably believed by BNY to be an Authorized Person of the Fund), or if typed in electronic form is signed electronically using an electronic signing service, such as DocuSign, that has been approved in advance by BNY;

(C)       that is addressed to and received by BNY;

(D)       that is delivered (i) by hand (personally by the signing Authorized Person or by a third party providing confirmation of receipt), (ii) by private messenger, U.S. Postal Service or overnight national courier which provides confirmation of receipt with respect to the particular delivery signed by the receiving party, (iii) as an attachment to an email sent to the authorized @BNY.com email address of an Authorized Person of BNY or to the Customer Service Officer of BNY assigned to the Fund and which is acknowledged by such individual, or (iv) by the delivery system of an electronic signature service utilized by the Fund for purposes of the signature pursuant to clause (B) above, if an electronic signature service was used: and

(E)       that is signed by BNY on the instrument containing the written instructions, as evidenced either by a manual signature or by an electronic signature using the same electronic signing service as the Fund in clause (ii) if such was used, if such signature is required as part of a Standard Form; or

(2)       trade instructions transmitted to and received by BNY by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.

“Written Procedures” means, collectively, Standard Procedures and Exception Procedures.

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INDEX OF DEFINED TERMS

(includes defined terms through Schedule A; excludes terms defined in Schedule C solely for Schedule C)

Term	Location
1933 Act	Schedule A
1934 Act	Schedule A
1940 Act	Schedule A
19(a) Statement	§ 3(a)(4)
314(a) Procedures	§ 3(b)(4)
Accepted Non-Standard Instruction	§ 10(c)(iv)
Account	§ 3(c)(1)(i)(G)
Additional Fund	§ 19(l)
Administrative Action	§ 3(a)(14)(A)
Affiliate	Schedule A
Affiliated Third Party Institutions	§ 9(b)
Agreement	Preamble
AML	§ 3(b)(l)(A)
AML Services	§ 3(b)
Applicable Procedures	§ 11(l)(1)
Appropriate List Matching Data	§ 3(b)(5)(C)
Authorized Person	Schedule A
Available Notice	§ 19(c)(1)
Back-Up Facilities	§ 8
BNY	Preamble
BNY Account Documentation	§ 3(a)(12)(C)(iii)(bb)
BNY	Schedule A
BNY Group	§ 19(r)
BNY System	§ 3(d)
BNY Trust	Schedule A
Board	Schedule A
Bona Fide Reason	Schedule A
Breach Notice	§ 13(c)
Breach Termination Notice	§ 13(c)
Centralized Functions	§ 19(r)
Check Matter	§ 11(i)
CIP Regulations	§ 3(b)(3)(A)
Claim	Schedule A
Code	Schedule A
Company Standards	§ 19(c)(1)
Comparison Results	§ 3(b)(4)
Compliance Failures	§ 3(a)(15)(B)
conduct	Schedule A
Confidential Information	§ 4(b)
Constructive Termination	Schedule A
Control	Schedule A
Controls	§ 3(c)(1)(i)
Conversion Plan	§ 3(f)(i)
course of conduct	Schedule A
Covered Account	§ 3(c)(1)(i)(F)
Covered Person	§ 3(c)(1)(i)(D)
Current Service Provider	§ 3(e)
Custodian	§ 3(a)(12)(C)
Custodied Account	§ 3(a)(12)(A)(iii)
Customer	§ 3(b)(3)(A)(i)
Data Elements	§ 3(b)(3)(A)(i)
Deconversion	Schedule A
Deconversion Services	§ 13(e)(1)(B)(III)
Dedicated Personnel	Schedule A
Defaulting Party	§ 13(c)
Direct Account	§ 3(c)(1)(i)(E)
Director	§ 3(b)(5)(A)(iii)
Dissolution Event	§ 9(g)
DTCC	Schedule A
Early Termination	§ 13(d)(1)
Early Termination Fee	§ 13(d)(1)(i)
Effective Date	Preamble
Elapsed Months	§ 11(b)
Electronic Signature	§ 18
Eligible Assets	§ 3(a)(12)(A)(i)
Eligible Property	§ 3(a)(15)(A)(ii)
Errant Securities Data	§ 11(h)
Evaluation Report	§ 3(c)(1)(iv)
Event Beyond Reasonable Control	§ 11(c)
Exception Procedure	§ 14(b)(iv)
External Research	Schedule A
FATCA	§ 3(a)(17)
FATCA Services	§ 3(a)(17)
FATF Lists	§ 3(b)(5)(A)(ii)
Fee Agreement	§ 9(a)
Fees	§ 9(a)
FFI Regulations	§ 3(b)(2)(A)
Final Distribution	§ 9(g)
Final Expenses	§ 9(g)
FinCEN	Schedule A
Foreign Financial Institution	§ 3(b)(2)(A)(i)
Fraud Loss	§ 11(l)(1)
Fund	Background
Fund AML Laws	§ 3(b)(10)
Fund Communication	Schedule A
Fund Custodian	§ 3(a)(1)(xii)
Fund Data	§ 2
Fund Error	Schedule A
Fund List Data	§ 3(b)(5)(A)
Fund Registry	§ 3(c)(1)(i)(C)
Fund Shares	Schedule A
General Damage Cap	§ 11(b)
Good Faith Estimate	§ 13(e)(1)(B)
Identification Data	§ 3(a)(15)(C)
Identity Theft	§ 3(c)(1)(i)(B)
IGO	§ 14(a)
Illegible Communication	§ 10(d)(1)
Implementing Communication	§ 10(a)(ii)
Industry Standard	§ 14(a)
Information Requests	§ 3(b)(4)
in good order	Schedule A
Initial Claim	§ 11(i)
Initial Term	§ 13(a)
Instructions	Schedule A
Intellectual Property Rights	Schedule A
Internal Research	Schedule A
Investment Company	Preamble
IRS	Schedule A
Legal Authority	§ 11(j)
Legal Process Item	§ 3(a)(14)(A)
Legal Response	§ 3(a)(14)(A)
Liable Conduct	§ 11(a)
Loss, Losses	Schedule A
Loss Date	Schedule A
Massachusetts Privacy Regulation	§ 5
Material Event	§ 3(a)(12)(C)(i)
Monetary Benefits	§ 9(b)
NACHA	Schedule A
New Service	§ 19(c)(2)(A)
NIGO	§ 14(a)
Non-Defaulting Party	§ 13(c)
Non-Renewal Notice	§ 13(b)(1)
Non-Standard Form	§ 10(j)
Non-Standard Instruction	§ 10(c)
Non-Standard Procedures	§ 14(b)
NSCC	Schedule A
OFAC	§ 3(b)(5)(A)(i)
OFAC Lists	§ 3(b)(5)(A)(i)
Onboarding Plan	§ 3(f)(ii)
Oral Instruction	Schedule A
Overdraft Amount	§ 9(c)(i)
Participant	§ 3(a)(12)(A)(ii)
Payment Date	§ 13(e)(1)
PMLC Determination	§ 3(b)(5)(A)(iii)
Portfolio	Schedule A
Possible Identity Theft	§ 3(c)(1)(iii)
Post-Conversion Service Date	§ 3(f)(i)
Post-Onboarding Service Date	§ 3(f)(ii)
Primary Facilities	§ 8
Prospectus	Schedule A
Red Flag	§ 3(c)(1)(i)(A)
Red Flags Requirements	§ 3(c)(2)
Red Flags Section	§ 3(c)(1)
Red Flags Services	§ 3(c)(1)
Registered Owner	§ 3(c)(1)(i)(C)
Reimbursable Expenses	§ 9(a)
Reimbursable Trailing Expenses	§ 13(e)(1)(B)(II)
Related Custodian Materials	§ 3(a)(12)(C)(v)
Related Parties	§ 3(a)(12)(C)(iii)(bb)
Related Person	§ 13(d)(2)
Remediation Services	Schedule A
Removed Accounts	§ 13(d)(2)
Removed Account Fee	§ 13(d)(2)
Renewal Term	§ 13(b)(1)
Research	Schedule A
Response Failure	§ 10(i)
Retention Reasons	§ 4(g)(1)
Rule 17Ad-17	§ 3(a)(11)
SEC	Schedule A
Securities Data	§ 11(h)
Securities Laws	Schedule A
Security Codes	§ 10(g)
Services	Schedule A
Service Accounts	§ 9(b)
Service Effective Date	Schedule A
Service Communications	§ 10(d)(2)
Service Indemnifications	§ 19(n)
Service Requirements	§ 19(c)(2)(A)
Shareholder Materials	Schedule A
Shareholder Communications	§ 10(d)(2)
Shares	Schedule A
Standard Form	§ 10(b)(ii)(B)
Standard Instruction	§ 10(b)(ii)
Standard Procedures	§ 14(a)
States and Territories of the United States	§ 3(a)(15)(A)(i)
Tax Advantaged Account	§ 3(a)(12)(A)(iv)
Third Party Institution	§ 9(b)
Trailing Services	§ 13(e)(1)(B)(I)
Transactional Information	§ 4(b)(ii)(E)
Transfer Date	§ 3(a)(12)(C)(iii)
Transition Plan	§ 3(e)
UCC	§ 11(i)
UCC Program	§ 11(i)
UCITA	§ 19(f)
Unclaimed Property Laws	§ 3(a)(15)(A)
Unclaimed Property Services	§ 3(a)(15)(A)
UPS Commencement Date	§ 3(a)(15)(B)
United States	§ 3(a)(14)(A)
US Legal Process Item	§ 3(a)(14)(A)
U.S. Government Lists	§ 3(b)(5)(A)
Written Instruction	Schedule A
Written Procedures	Schedule A

[End of Schedule A]

SCHEDULE B

Investment Companies and Portfolios

(Dated: June 1, 2026)

Investment Company	Portfolio(s)
Federated Hermes Money Market Obligations Trust	Federated Hermes Money Market Management Digital Treasury Fund

SCHEDULE C

[Omitted]

EXHIBIT 1 TO SCHEDULE C

[Omitted]

Schedule D

Letter Agreement

Dated: June 1, 2026

The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286

Re: Letter Agreement Relating to the Demand Deposit Accounts Established by BNY Mellon Investment Servicing (US) Inc. at The Bank of New York Mellon for the Benefit of the Fund

Dear Sirs:

This Schedule D constitutes Schedule D to the “TA Agreement”, which is hereby defined to mean the Transfer Agency And Shareholder Services Agreement, dated as of the date indicated above, between BNY Mellon Investment Servicing (US) Inc. (“BNY”) and each investment company listed on Schedule B to such agreement (each, an “Investment Company”) and each Portfolio of each such Investment Company contained on Schedule B to such agreement, whether such Portfolio is listed there as of the Effective Date or is added by virtue of Section 16(b) or Section 19(l) of such agreement. Capitalized terms not defined in this Schedule D shall have the meaning ascribed to them in the TA Agreement.

The Investment Companies are each party to a Custody Agreement with The Bank of New York Mellon (the “Bank”) dated as of June 7, 2005. Each respective Custody Agreement, and each Separate Custody Agreement (as defined below), as it may have been amended to date and may be amended in the future, is referred to herein with respect to each Investment Company, and each Fund, as a “Custody Agreement”.

The TA Agreement provides, among other things, for BNY to provide cash administration services to the Fund, utilizing one or more demand deposit accounts or other accounts established at the Bank in the name of BNY for the benefit of the Fund (the “DDA”). In particular, BNY will utilize the DDAs (i) to accept payments for the purchase of Fund shares and forward such payments once funds have been collected to the Bank for deposit into the custody account of the Fund established with the Bank pursuant to the Custody Agreement (“Custody Account”); and (ii) in connection with redemptions of Fund shares by Fund shareholders and with cash distributions effected by the Fund, such as dividend payments and capital gains distributions, to accept monies from the Bank drawn from the Custody Account and to remit such amounts to appropriate parties.

In connection with BNY’s performance of transfer agency services and in particular the cash administration services described above, BNY may be notified of a Fund payment obligation that BNY as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant DDAs (such excess amount if transferred by BNY being hereinafter referred to as an “Overdraft Amount”).

The need to transfer an Overdraft Amount may occur due to any one or more of the transfer needs of the Fund that arise in the ordinary course of the Fund’s business, such as, by way of illustration, and not limitation: transfers needed in order to satisfy the Fund’s same day settlement obligations with the NSCC; and purchase payments being forwarded to the Custody Account one day after receipt while the check representing the payment takes more than one day to clear.

Each Fund, on its own behalf, and not on behalf of any other Fund, acknowledges, consents and agrees with the statements made above and as follows:

Overdraft Amounts shall constitute overdrafts, outstanding indebtedness and an outstanding obligation of the Fund under the Custody Agreement and shall be deemed to be a loan made by the Bank to the Fund.

The Fund agrees that the Bank shall at no time be under any obligation whatsoever to extend credit in connection with the transfer agency activities conducted by BNY on behalf of the Fund and in particular the cash administration activities described herein, including without limitation an extension of credit constituting an Overdraft Amount, even if it has done so as part of a regular pattern of conduct, and that the Bank may at any time in its sole discretion and without notice decline to continue or re-extend any such credit.

Notwithstanding the absence of an obligation to do so, the Bank may in its sole discretion elect to transfer on behalf of the Fund an amount of funds that constitutes an Overdraft Amount and that by electing to transfer funds constituting an Overdraft Amount the Bank does not, even if it has transferred funds constituting Overdraft Amounts as part of a regular pattern of conduct in the past waive any rights under this letter agreement or assume the obligation it has expressly disclaimed in the immediately preceding paragraph and the Bank may at any time in its sole discretion and without notice decline to continue to make such transfers.

The Fund is at all times obligated to pay to the Bank an amount of money equal to the Overdraft Amounts and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by the Bank in accordance with the Custody Agreement, by the Fund immediately upon demand by the Bank, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNY pursuant to Section 9(c)(iv) of the TA Agreement, the Fund’s obligation to repay that amount to the Bank pursuant to this letter agreement shall be deemed satisfied

In order to secure repayment of Overdraft Amounts, the Fund agrees that the Bank shall to the maximum extent permitted by law have a continuing lien, security interest, security entitlement and right of setoff in and to any property, including without limitation, any investment property or any financial asset, of the Fund at any time held by the Bank for the benefit of the Fund or in which the Fund may have an interest which is then in the Bank’s possession or control or in possession or control of any third party acting on the Bank’s behalf. In addition, at any time when the Fund shall not have honored any of its obligations, the Bank shall have the right without notice to the Fund to retain or set-off, against such obligations, any cash the Bank may directly or indirectly hold for the account of the Fund, and any obligations (whether matured or unmatured) that the Bank may have to the Fund.

This Agreement has been duly authorized, executed and delivered by the Fund, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits its execution or performance of this agreement.

This agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The parties consent to the exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereby waive any right to trial by jury they may have in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this agreement.

A Custodied Portfolio (as defined below) that is added to Schedule B of the TA Agreement after the Effective Date by virtue of Section 16 or 19(l) of the TA Agreement and thereby becomes a party to the TA Agreement shall automatically and without further action by any party become a party to this Schedule D. “Custodied Portfolio” means an Investment Company Portfolio which is party to a Custody Agreement or which is a party to a “Separate Custody Agreement”, which is hereby defined to mean a custody agreement with the Bank, other than a Custody Agreement, executed in its individual capacity or by an Investment Company on its behalf, pursuant to which assets of the Portfolio are held in custody by the Bank.

This Letter Agreement may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Letter Agreement physically delivered, on a copy of the Letter Agreement transmitted by facsimile transmission or on a copy of the Letter Agreement transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Letter Agreement by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Letter Agreement or of executed signature pages to counterparts of this Letter Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Letter Agreement and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Letter Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Letter Agreement to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Letter Agreement by Electronic Signature, affirms authorization to execute this Letter Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Letter Agreement and an agreement with its terms.

Sincerely,	ACKNOWLEDGED AND AGREED:
Each of the Investment Companies Listed on Schedule B to the TA Agreement Severally and not jointly	The Bank Of New York Mellon
By: /s/Peter Germain	By: /s/Meghan Palleria
Name: Peter Germain	Authorized Signer
Title: Executive Vice President	Name: Meghan Palleria
Title: Senior Director

Schedule E

Authorized Persons

Each of the following individuals listed on Attachment A to this Schedule E is an “Authorized Person” of the Investment Companies, as that term is defined and used in the Transfer Agency and Shareholder Services Agreement, dated as of June 1, 2026, by and among BNY Mellon Investment Servicing (US) Inc. (BNY) and the Investment Companies.

BNY may at all times rely on the most recently dated Schedule E, as well as Attachment A to Schedule E. For clarification: this means that BNY will at all times and under all circumstances rely on and use a properly completed Schedule E and Attachment A until it is replaced by a properly completed Schedule E and Attachment A bearing a later date. Schedule E, together with the Attachment A attached thereto (which, for clarification, will not be separately signed), will take effect on the date the particular Schedule E and Attachment A are verified by BNY.

For clarification: BNY is not obligated to verify signatures, nor issue nor require any security IDs, passwords, or other security codes in connection with its interaction with Authorized Persons in such capacity.

Federated Hermes is responsible for notifying BNY of any changes to the list of authorized individuals by providing an executed Schedule E (and Attachment A) to BNY. BNY will not be responsible for acting on any such changes until the updated list has been received and verified and will rely on the most recently dated list in accepting instructions from Federated Hermes.

By: /s/Robert J. Wagner

Name: Robert J. Wagner

Title: Sr. Vice President

Date: June 1, 2026

In lieu of a physical signature, I, Robert J. Wagner, hereby affirm that I am authorized to enter into the agreement attached hereto and that I have intentionally attached my electronic signature to this document with the intent to sign this document and agree to its terms and conditions on behalf of the Investment Companies.

•                     Authorization and instruction may be provided to Bank of New York (BNY) via facsimile, secure email, or written correspondence. BNY may also accept instruction or confirmation via recorded line in time-sensitive situations. Verbal instructions not given on a recorded line will be followed by a confirmation email, facsimile, or written correspondence as soon as practicable for all items.

Appendix	Business Unit	Accept Instructions and Authorization For:	From the following Authorized Persons:	Telephone	Email
A.1
A.2
A.3
A.4

Appendix	Business Unit	Accept Instructions and Authorization For:	From the following Authorized Persons:	Telephone	Email
B.1
B.2
B3
B.4
B.5
B.6

Appendix	Business Unit	Accept Instructions and Authorization For:	From the following Authorized Persons:	Telephone	Email
C.1
C.2
C.3